UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. )

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FMC CORPORATION

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FMC Corporation

March 13, 2020

Dear Stockholder:

It is my pleasure to invite you to attend the Company’s 2020 Annual Meeting of Stockholders. The meeting will be held on Tuesday, April 28, 2020, at 2:00 p.m. local time at the FMC Tower at Cira Centre South, 2929 Walnut Street, 24th Floor, Philadelphia, Pennsylvania. The Notice of Annual Meeting and Proxy Statement accompanying this letter describe the business to be conducted at the meeting.

During the meeting, I will report to you on the Company’s earnings, results and other achievements during 2019 and on our outlook for 2020. We welcome this opportunity to have a dialogue with our stockholders and look forward to your comments and questions.

Your vote is important. Please vote your proxy promptly so your shares can be represented. Please see your proxy card for specific instructions on how to vote.

If you plan to attend the meeting, please send written notification to the Company’s Investor Relations Department, FMC Tower at Cira Centre South, 2929 Walnut Street, Philadelphia, Pennsylvania 19104, so that your name can be put on an admission list held at the registration desk at the entrance to the meeting. If your shares are held by a bank, broker or other intermediary and you plan to attend, you must enclose with your notification evidence of your ownership, such as a letter from the bank, broker or intermediary confirming your ownership or a bank or brokerage firm account statement. If you wish to vote at the meeting, please refer to the section of this proxy statement entitled “How to Vote” for specific instructions.

I look forward to seeing you on April 28th.

Sincerely,

Pierre Brondeau

Chief Executive Officer and Chairman of the Board

Notice of Annual Meeting of Stockholders

Tuesday, April 28, 2020

2:00 p.m.

FMC Tower at Cira Centre South, 2929 Walnut Street, 24th Floor, Philadelphia, Pennsylvania

Dear Stockholder:

You are invited to the Annual Meeting of Stockholders of FMC Corporation. We will hold the meeting at the time and place noted above. At the meeting, we will ask you to:

1.	Elect eleven directors, each for a term of one year.

2.	Ratify the appointment of KPMG LLP as our independent registered public accounting firm for 2020.

3.	Hold an advisory (non-binding) vote on executive compensation.

4.	Consider and act upon any other business properly brought before the meeting.

THE BOARD RECOMMENDS A VOTE FOR ITS NOMINEES FOR DIRECTOR AND FOR PROPOSALS 2 and 3.

Your vote is important. To be sure your vote counts and assure a quorum, please vote, sign, date and return the enclosed proxy card whether or not you plan to attend the meeting; or if you prefer, please follow the instructions on the enclosed proxy card for voting by Internet or by telephone whether or not you plan to attend the meeting in person.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON APRIL 28, 2020:

The proxy statement and the annual report to security holders are available at www.fmc.com. Upon request of any stockholder, a copy of the FMC Corporation’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019, including a list of the exhibits thereto, may be obtained, without charge, by writing to the Company’s Corporate Secretary, FMC Tower at Cira Centre South, 2929 Walnut Street, Philadelphia, Pennsylvania 19104.

March 13, 2020

By order of the Board of Directors,

Michael F. Reilly

Executive Vice President, General Counsel,
Chief Compliance Officer and Secretary

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I.	INFORMATION ABOUT VOTING

Solicitation of Proxies

The Board of Directors (also referred to herein as the “Board”) of FMC Corporation (the “Company” or “FMC”) is soliciting proxies for use at the Company’s 2020 Annual Meeting of Stockholders and any postponements or adjournments of that meeting (as so postponed or adjourned, the “2020 Annual Meeting” or the “Annual Meeting”). As permitted by Securities and Exchange Commission (“SEC”) rules, we are making this proxy statement available to our stockholders electronically via the Internet at www.fmc.com. On or about March 13, 2020, we first mailed to our shareholders a Notice containing instructions on how to access this proxy statement, the accompanying form of proxy and the Company’s Annual Report for 2019. If you received a Notice by mail, you will not receive a printed copy of the proxy materials in the mail. Instead, the Notice instructs you on how to access and review all of the important information contained in the proxy statement. The Notice also instructs you on how you may submit your proxy over the Internet. If you received a Notice by mail and would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting such materials contained on the Notice.

Agenda Items

The agenda for the Annual Meeting is to:

1.	Elect eleven directors;
2.	Ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for 2020;
3.	Hold an advisory (non-binding) vote on executive compensation; and
4.	Conduct other business properly brought before the meeting.

Who Can Vote

You can vote at the Annual Meeting if you are a holder of the Company’s common stock, par value of $0.10 per share (“Common Stock”), on the record date. The record date is the close of business on March 4, 2020. You will have one vote for each share of Common Stock. As of March 4, 2020, there were 129,440,514 shares of Common Stock outstanding.

How to Vote

You may vote in one of four ways:

•	You can vote by signing and returning the enclosed proxy card. If you do, the individuals named on the card will vote your shares in the way you indicate;
•	You can vote by Internet;
•	You can vote by telephone; or
•	You can cast your vote at the Annual Meeting.

If you plan to cast your vote at the meeting, please send written notification to the Company’s Investor Relations Department, FMC Tower at Cira Centre South, 2929 Walnut Street, Philadelphia, PA, 19104, so that your name can be put on an admission list held at the registration desk at the entrance to the meeting. If you are a registered stockholder and wish to vote at the Annual Meeting, in addition to the above-referenced attendance notification, you must provide proper identification as the stockholder of record at the registration desk, but no additional authorization will be required in order to cast your vote. If you hold your shares through a broker, bank or other intermediary and you wish to vote at the Annual Meeting, in addition to the above-referenced attendance notifications, you must obtain a legal proxy from your broker, bank or other intermediary authorizing you to vote at the Annual Meeting. We will be unable to accept a vote from you at the Annual Meeting without that authorization.

Use of Proxies

Unless you tell us on the proxy card to vote differently, we plan to vote signed and returned proxies FOR the Board nominees for director and FOR Proposals 2 and 3, and in the discretion of the proxy holders as to any other matters that may properly come before the Annual Meeting.

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Quorum Requirement

We need a quorum of stockholders to hold a valid Annual Meeting. A quorum will be present if the holders of at least a majority of the outstanding Common Stock entitled to vote at the meeting either attend the Annual Meeting in person or are represented by proxy at the Annual Meeting. Abstentions, broker non-votes (described below) and votes withheld are counted as present for the purpose of establishing a quorum.

Vote Required for Action

Directors are elected by a majority of the votes cast in an uncontested election. Because the number of nominees properly nominated for the Annual Meeting is the same as the number of directors to be elected at the Annual Meeting, the election of directors is an uncontested election. As a result, any nominee who receives a majority of the votes cast with respect to his or her election at the Annual Meeting will be elected to the Board (or re-elected, in the case of any nominee who is an incumbent director). Incumbent nominees have tendered a contingent resignation which would become effective if (i) the nominee does not receive a majority of the votes cast with respect to his or her election at the Annual Meeting and (ii) the Board of Directors accepts such resignation. Adoption of Proposals 2 and 3 require the affirmative vote of the majority of shares present in person or represented by proxy and entitled to vote at the meeting.

Abstentions or Lack of Instructions to Banks, Brokers, or Employee Benefit Plan Trustees

Abstentions will not be counted as votes cast for the election of directors, and thus will have no effect on the election of directors. With respect to Proposals 2 and 3, abstentions will have the effect of a vote against such proposals.

A broker non-vote occurs when a bank, broker or other nominee holding shares on behalf of a stockholder does not receive voting instructions from the beneficial owner with respect to a non-routine matter to be voted on at the Annual Meeting by a specified date before the Annual Meeting. Banks, brokers and other nominees may vote undirected shares on matters deemed routine in accordance with New York Stock Exchange rules, but they may not vote undirected shares on matters deemed non-routine in accordance with such rules. For this purpose, the ratification of the appointment of the independent registered public accounting firm is considered a routine matter, but the election of directors and the advisory vote regarding executive compensation are considered non-routine matters.

In the event of a broker non-vote in the election of directors or with respect to the advisory vote regarding executive compensation at the Annual Meeting, the broker non-vote will not have any effect on the outcome inasmuch as broker non-votes are not counted as votes cast or as shares present and entitled to be voted with respect to any matter on which the broker has expressly not voted.

If you are entitled to vote shares held under an employee benefit plan and you either do not direct the trustee by April 23, 2020 how to vote your shares, or if you vote on some but not all matters that come before the Annual Meeting, the trustee will, in the case of shares held in the FMC Corporation Savings and Investment Plan, vote your undirected shares in proportion to the votes received from other participants, and in the case of the Company’s other employee plans, vote your shares in the trustee’s discretion, except to the extent that the plan or applicable law provides otherwise.

Revoking a Proxy

You may revoke your proxy at any time before it is exercised. You can revoke a proxy by:

•	Sending a written notice to the Corporate Secretary of FMC;
•	Delivering a properly executed, later-dated proxy;
•	Attending the Annual Meeting and voting in person, provided that you comply with the conditions set forth in the section of this proxy statement above entitled “How to Vote”; or
•	If your shares are held through an employee benefit plan, your revocation must be received by the trustee by April 23, 2020.

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II.	THE PROPOSALS TO BE VOTED ON

Proposal 1	Election of Directors

Nominees for Director

The Board of Directors consists of 11 directors, each of whom is elected to serve for a term of one year, expiring at the subsequent annual meeting of stockholders. The nominees for director this year are Pierre Brondeau, Eduardo E. Cordeiro, C. Scott Greer, K’Lynne Johnson, Dirk A. Kempthorne, Paul J. Norris, Margareth Øvrum, Robert C. Pallash, William H. Powell, and Vincent R. Volpe, Jr., each of whom is an incumbent director, and Mark Douglas, our President and CEO-Elect, who has been nominated by the Board for election as a new member. If elected, these directors’ next term will expire at the 2021 Annual Meeting. Information about the nominees is contained in the section of this proxy statement entitled “Board of Directors”.

The Board of Directors expects that all of the nominees will be able and willing to serve as directors. If any nominee becomes unavailable, the proxies may be voted for another person nominated by the Board of Directors to fill the vacancy, or the size of the Board of Directors may be reduced.

G. Peter D’Aloia, a director since 2002, has reached the age of 75 and, pursuant to our Statement of Governance Principles, Policies and Procedures, will not stand for re-election and his term as a Director shall end effective at the conclusion of the Annual Meeting. The Board extends its thanks to him for his counsel and service.

The Board of Directors recommends a vote FOR the election of Pierre Brondeau, Eduardo E. Cordeiro, Mark Douglas, C. Scott Greer, K’Lynne Johnson, Dirk A. Kempthorne, Paul J. Norris, Margareth Øvrum, Robert C. Pallash, William H. Powell and Vincent R. Volpe, Jr. to the Board of Directors as described above.

Proposal 2	Ratification of Appointment of Independent Registered Public Accounting Firm

The Audit Committee of the Board of Directors is directly responsible for the appointment, compensation, retention and oversight of the independent external audit firm retained to audit the Company’s financial statements. The Audit Committee has approved KPMG LLP (“KPMG”) continuing to serve as the Company’s independent registered public accounting firm for 2020.

The Audit Committee periodically reviews the performance of the independent external audit firm. In conjunction with the mandated rotation of KPMG’s lead engagement partner, the Audit Committee and its chairperson also evaluate and approve the selection of KPMG’s new lead engagement partner.

The Audit Committee is responsible for the audit fee negotiations associated with the Company’s retention of KPMG. For the years 2019 and 2018, KPMG’s fees, all of which were approved by the Audit Committee, were as follows:

($000)	2019	2018
Audit Fees(1)	16,364	16,949
Audit Related Fees(2)	1,116	4,323
Tax Fees(3)	1,105	811
All Other Fees(4)	807	817
TOTAL	19,392	22,900
(1)	Fees for professional services performed by KPMG for the integrated audit of the Company’s annual consolidated financial statements included in the Company’s Form 10-K filing and review of financial statements included in the Company’s Form 10-Q filings. The amounts include incremental audit services related to the acquisition of certain assets relating to the crop protection business and research and development organization of E. I. duPont de Nemours and Company (“DuPont”). The amount also includes other services that are normally provided by KPMG in connection with statutory and regulatory filings or engagements.
(2)	Fees for services performed by KPMG that are principally related to employee benefit and compensation plan audits, as well as audit related services in connection with attestations by KPMG that are required by statute, regulation, or contractual requirements and, for 2018, the majority of such fees relate to audit and review services related to the initial carve-out and initial public offering of FMC’s Lithium segment.
(3)	Fees for professional services performed by KPMG with respect to tax compliance, tax advice and tax planning. This includes preparation of original and amended tax returns for the Company and its consolidated subsidiaries, refund claims, payment planning, and tax audit assistance.
(4)	Fees for other permissible work performed by KPMG that does not fall within the categories set forth above. For the years listed above, this work is primarily related to tax filings for individual employees involved in the Company’s expatriate program.

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Pre-Approval of Independent Registered Public Accounting Firm Services

The Audit Committee has adopted a Pre-Approval Policy with respect to audit and non-audit services performed by its independent registered public accounting firm. The following is a summary of the Policy.

Prior to the commencement of services for a given year, the Audit Committee will grant pre-approvals of expected services and estimated fees, as presented by the independent registered public accounting firm. The independent registered public accounting firm will routinely update the Audit Committee during the year in which the services are performed as to the actual services provided and related fees pursuant to the Pre-Approval Policy.

Unexpected services or services for which the fees to be incurred would exceed pre-approved amounts, will require specific approval before the services may be rendered. Requests or applications to provide such services that require specific approval by the Audit Committee will be submitted to the Chairman of the Audit Committee and to the Company’s Chief Financial Officer or his designee by the independent registered public accounting firm.

The request or application must include a statement as to whether, in the view of both the independent registered public accounting firm and the Chief Financial Officer or his designee, such request or application is consistent with the rules of the SEC regarding auditor independence. Authority to grant approval for such services has been delegated to the Chairman of the Audit Committee, provided that any such approval would then be reviewed by the full Audit Committee at the next regularly scheduled meeting.

The Audit Committee has determined that the independence of KPMG has not been adversely impacted as a result of the non-audit services performed by such accounting firm.

We expect a representative of KPMG to attend the Annual Meeting. The representative will have an opportunity to make a statement if he or she desires and also will be available to respond to appropriate questions.

The Board of Directors recommends a vote FOR ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for 2020.

Proposal 3	Advisory (Non-Binding) Vote on Executive Compensation

In accordance with the requirements of Section 14A of the Securities Exchange Act of 1934 (the “Exchange Act”) and the related rules of the SEC, our Board of Directors is submitting a proposal providing our stockholders the opportunity to cast a non-binding advisory vote on the executive compensation paid to the Company’s executive officers named in this proxy statement (“named executive officers” or “NEOs”). In 2017, our stockholders voted that we continue our past practice of conducting a non-binding advisory vote on executive compensation (“Say on Pay”) on an annual basis. Accordingly, the Company currently conducts a Say on Pay vote annually.

This advisory vote on executive compensation is non-binding on the Board, will not overrule any decision by the Board and does not compel the Board to take any action. However, the Board and the Compensation and Organization Committee (the “Compensation Committee”) may consider the outcome of the vote when considering future executive compensation decisions. Specifically, to the extent there is any significant vote against the named executive officer compensation as disclosed in this proxy statement, the Board will consider our stockholders’ concerns and the Compensation Committee will evaluate whether any actions are necessary to address those concerns.

The Board and the Compensation Committee believe that the Company’s executive compensation programs and policies and the compensation decisions for 2020 described in this proxy statement (i) support the Company’s business objectives, (ii) link the interests of the executive officers and stockholders, (iii) align NEO pay with individual and the Company’s performance, without encouraging excessive risk-taking that could have a material adverse effect on the Company, (iv) provide NEOs with a competitive level of compensation and (v) promote retention of the NEOs and other senior leaders. In 2019, 93.1% of the shares present in person or by proxy and entitled to vote at the meeting, approved the executive compensation discussed and disclosed in the Compensation Discussion and Analysis, the Summary Compensation Table and other related tabular and narrative disclosures contained in the 2019 proxy statement.

For the reasons discussed above (and further amplified in the compensation disclosures made in this proxy statement), the Board recommends that stockholders vote in favor of the following resolution:

RESOLVED that the stockholders approve, on an advisory basis, the compensation of the Company’s named executive officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission (which disclosure includes the Compensation Discussion and Analysis, the Summary Compensation Table and other related tabular and narrative disclosures set forth in this proxy statement).

The Board of Directors recommends a vote FOR the above resolution.

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III.	BOARD OF DIRECTORS

Director Qualifications

Directors are selected based on integrity, successful business experience, stature in their own fields of endeavor and diversity of perspectives they bring to the Board. Desired attributes of all directors include (i) ability to reach thoughtful, independent and logical judgments on difficult and complex issues; (ii) demonstrated leadership; (iii) knowledge, experience and skills in at least one specialty area relevant to the Company’s lines of business; (iv) accountability; (v) objectivity; and (vi) willingness and ability to cooperate and engage with other members of the Board openly and constructively. Directors must also be able to view the issues the Company faces from the stockholders’ perspective and be committed to representing the long-term interests of our stockholders. Our Statement of Governance Principles, Policies and Procedures requires that a substantial majority of directors (at least two thirds) must be independent. We also require that our directors be able to commit the time necessary to ensure the diligent performance of their duties.

In addition, the Board as a whole should reflect a range of experience, skills, diversity and expertise. Areas of interest may include: (i) senior management experience, (ii) international experience, (iii) accounting and financial expertise, (iv) technology expertise, (v) academic or scientific expertise, (vi) chemical industry experience, (vii) government or public interest experience, (viii) agriculture-related industry experience and (ix) corporate governance and public company experience. To understand the context in which these skills, diversity and expertise are required, please see the description of the Company in the “Executive Summary” of the Compensation Discussion and Analysis section.

Board Diversity

We believe that maintaining a diverse Board membership with varying backgrounds, skills, expertise and other differentiating personal characteristics enhances the quality and diversity of thought in the Board’s deliberations and enables the Board to better represent all of the Company’s constituents. In seeking candidates who possess diversity of experience, background and perspective, the Nominating and Corporate Governance Committee casts a wide net and considers candidates whose diversity is based on race, gender, industry experience, type of position held, and other board experience. In addition to reviewing a candidate’s background and accomplishments, candidates are evaluated in the context of the current composition of the Board and the evolving needs of the Company.

BOARD DIVERSITY

(1)	There are two female directors who serve on the Board, K’Lynne Johnson and Margareth Øvrum, and one Hispanic director, Eduardo Cordeiro.

The professional experience, qualifications, skills and expertise of each director nominee is set forth below.

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Nominees for Director

New Term Expiring in 2021

Pierre Brondeau

Principal Occupation: CEO and Chairman, FMC Corporation through May 31, 2020; effective June 1, 2020, Executive Chairman, FMC Corporation

Age: 62

Director Since: 2010

Mr. Brondeau was elected Chairman of the Company in October 2010. Before joining the Company as President and Chief Executive Officer in January 2010, Mr. Brondeau served as President and Chief Executive Officer, Dow Advanced Materials Division, until his retirement in September 2009. Prior to Dow’s acquisition of Rohm and Haas Company in April 2009, he was President and Chief Operating Officer of Rohm and Haas from May 2008. Mr. Brondeau held numerous executive positions during his tenure at Rohm and Haas from 1989 through May 2008. When Mark Douglas assumes the title of Chief Executive Officer on June 1, 2020, Mr. Brondeau will become Executive Chairman of the Company.

Other Board Experience

Mr. Brondeau is a member of the Board of Directors of TE Connectivity, and is Chairman of the Board of Directors of Livent Corporation.

Qualifications

Mr. Brondeau has extensive senior executive leadership experience at large multi-national public companies engaged in the specialty materials and chemicals industries, as well as many years of international business experience in the United States and Europe. In addition, he has significant expertise in finance and mergers and acquisitions, as well as other areas of business, all of which make him an important contributor to the Board.

Eduardo E. Cordeiro

Principal Occupation: Former Executive Vice President, Chief Financial Officer, and President, Americas Region, of Cabot Corporation, a global specialty chemicals and performance materials company

Age: 52

Director Since: 2011

Mr. Cordeiro served as Executive Vice President and Chief Financial Officer of Cabot Corporation from 2009 until May 2018, and served as an advisor to Cabot through the remainder of 2018. From 2014 to 2018 he also served as President, Americas Region. He joined Cabot in 1998 and has held several corporate, business and executive management positions including General Manager of Cabot’s Fumed Metal Oxides and Tantalum businesses and Vice President of Corporate Strategy. Prior to joining Cabot, Mr. Cordeiro was a consultant with The Boston Consulting Group and a founding partner of The Economics Resource Group.

Other Board Experience

Mr. Cordeiro is a member of the Board of Directors of Owens Corning.

Qualifications

Mr. Cordeiro brings extensive strategy, finance and chemical industry experience to the Board. He has developed corporate strategy experience working for The Boston Consulting Group and more specifically chemical industry strategy experience leading Cabot’s corporate strategy function. He also brings deep financial experience having held multiple finance roles at Cabot throughout his 20-year career, including, most recently, the CFO position. Mr. Cordeiro also brings operational and chemical industry business experience to the Board having been General Manager for two of Cabot’s core specialty chemical businesses.

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Mark Douglas

Principal Occupation: President and CEO-Elect, FMC Corporation

Age: 57

Mr. Douglas was appointed President and CEO-Elect in December 2019. He previously served as President and Chief Operating Officer of FMC since June 2018.   He joined FMC in March 2010 as Vice President, Global Operations and International Development, and has served as President of the Industrial Chemicals Group and President of the Agricultural Solutions business. Mr. Douglas joined FMC from The Dow Chemical Company where he was Vice President, President Asia, Dow Advanced Materials. Prior to Dow, he was Corporate Vice President, President Asia, Rohm and Haas Company, based in Shanghai. During his 21 years with Rohm and Haas, Mr. Douglas held sales, marketing and executive management positions in London, Singapore, Shanghai and Philadelphia.

Other Board Experience

Mr. Douglas is a director of Quaker Houghton and is a member of the Crop Life International Board of Directors. He also serves on the Board of Trustees of the Pennsylvania Academy of the Fine Arts.

Qualifications

Mr. Douglas has more than 30 years of global business and operational experience in the chemical industry, including most of the last 10 years leading FMC’s agricultural business, which is now FMC’s sole business segment.

C. Scott Greer

Principal Occupation: Principal, Greer and Associates, a private investment management firm

Age: 69

Director Since: 2002

Since June 2006, Mr. Greer has been a principal in Greer and Associates, a private investment management   firm. Until June 2005, he was Chairman, President and Chief Executive Officer of Flowserve Corporation, a manufacturer of industrial flow management equipment. He served as Chairman from April 2000 and as its President and Chief Executive Officer from January 2000. Mr. Greer joined Flowserve Corporation in 1999 as President and Chief Operating Officer. Prior to joining Flowserve, Mr. Greer was President of UT Automotive, a subsidiary of United Technologies Corporation, a supplier of automotive systems and components, from 1997 to 1999. He was President and a director of Echlin, Inc., an automotive parts supplier, from 1990 to 1997, and its Chief Operating Officer from 1994 to 1997.

Other Board Experience

Mr. Greer served on the Board of Directors of Washington Group from 2002 to 2007. He was also a member of the Board of Directors of eMedicalFiles, Inc.

Qualifications

Mr. Greer’s experience in senior executive roles, including as Chairman and CEO of a publicly-traded global manufacturing operation, as well as his service as a director of other public companies, have given him deep expertise in the governance and operation of large multinational companies as well as in the management of business activities across North America, South America, Europe and Asia. His tenure with Flowserve Corporation, a supplier of equipment to chemical companies, provided him with significant knowledge of the chemical industry. Finally, having passed the CPA exams, he has financial expertise which enhances his contribution to the Board.

K’Lynne Johnson

Principal Occupation: Former CEO, President and Executive Chair of Elevance Renewable Sciences, Inc., a global specialty chemicals company

Age: 51

Director Since: 2013

Ms. Johnson was Executive Chair of Elevance Renewable   Sciences, Inc. from October 2015 until the end of February 2016. Prior to being named Executive Chair, Ms. Johnson served for eight years as CEO and President. Elevance products and technologies are used in personal care products, detergents and cleaners, lubricants and additives, engineered polymers and other specialty chemicals markets. Previously, Ms. Johnson served as Senior Vice President of the Global Derivatives operating company within BP Innovene, one of the world’s largest global petrochemical and refining companies. She has served in a variety of leadership and executive positions for 25 years at Amoco, BP Chemicals, Innovene and Elevance.

Other Board Experience

Ms. Johnson is a member of the Board of Directors of Trinseo S.A. and was previously a member of the Board of Directors of TPC Group, Inc. from 2011 to 2012.

Qualifications

As a result of her work experience, Ms. Johnson has acquired significant knowledge of Asia and Europe, markets which represent approximately one half of the Company’s business, as well as new technology and technology development. Given the Company’s patented crop protection technologies and discovery research capabilities, such expertise is invaluable to the Board.

Dirk A. Kempthorne

Principal Occupation: Retired President and CEO, American Council of Life Insurers

Age: 68

Director Since: 2009

Governor Kempthorne served as President and CEO of the American Council of Life Insurers from 2010   to 2018. Prior to that, he served as the 49th United States Secretary of the Interior from June 2006 until January 2009. From January 1999 until his appointment as Secretary of the Interior, Governor Kempthorne served as the Governor of Idaho. He was also a United States Senator representing the State of Idaho from 1993 to 1999 and was the Mayor of Boise, Idaho from 1986 to 1993. Governor Kempthorne has been Chairman of the National Governors Association, Chairman of the Western Governors Association and President of the Council of State Governments. He also served as a member of the Homeland Security Task Force.

Other Board Experience

Governor Kempthorne is a member of the Board of Directors of Olympic Steel, and in January 2019 was appointed to the Board of Directors of Robert Half International.

Qualifications

Governor Kempthorne’s lengthy experience in government, both on the federal and state level, makes him well qualified to serve as a director of the Company, which interfaces with numerous regulatory agencies in several facets of its operations. In his various governmental positions, Governor Kempthorne was responsible for submitting budgets for governmental entities, fulfilling fiduciary responsibilities for the proper use of such funds, addressing inquiries from rating agencies and adhering to the highest accounting and ethical standards.

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Paul J. Norris

Principal Occupation: Retired Chairman and Chief Executive Officer of W. R. Grace & Co., a manufacturer of specialty chemicals

Age: 72

Director Since: 2006

Until May 2005, Mr. Norris served as Chairman and   Chief Executive Officer of W. R. Grace & Co., a manufacturer of specialty chemicals. Mr. Norris was actively engaged in W. R. Grace’s businesses for the six years prior to his retirement as Chief Executive Officer. He resigned as a member of W. R. Grace’s Board of Directors in February 2010. Mr. Norris joined W.R. Grace as President and CEO in November 1998 and became Chairman in January 1999. Prior to joining W.R. Grace, Mr. Norris was at AlliedSignal Inc. (now known as Honeywell) for nine years and served as Senior Vice President and President, Specialty Chemicals, from 1997 to 1998; President, AlliedSignal Polymers Division from 1994 to 1997; and President, AlliedSignal Chemicals & Catalysts (formerly Fluorine Products Division) from 1989 to 1994. From 1981 to 1989, Mr. Norris served in various executive capacities with Engelhard Corporation (now a part of BASF Corporation), including President of Catalysts and Chemicals, Senior Vice President and General Manager of Catalysts, and Vice President and Business Director for Petroleum Catalysts.

Other Board Experience

Mr. Norris has previously served on the Board of Directors of Borden Chemicals, Inc., Ecolab, Inc. and Nalco Holding Company, and he served as the Non-Executive Chairman of the Board of Directors of Sealy Corporation. He also previously performed advisory services for Kohlberg Kravis Roberts & Co.

Qualifications

As the former Chairman and CEO of a specialty chemical company and with over 35 years in the chemical industry, as well as a director on public company boards of directors, Mr. Norris has significant business and corporate governance experience relevant to the Company which makes him well qualified to serve as a director.

Margareth Øvrum

Principal Occupation: Executive Vice President, Development & Production Brazil of Equinor ASA, an international oil and gas exploration and production company, and President of Equinor Brazil

Age: 61

Director Since: 2016

Ms. Øvrum has served as Executive Vice President of Equinor ASA (formerly known as Statoil ASA) since 2004. In October 2018, she was named Executive Vice President, Development & Production Brazil. Over her career, Ms. Øvrum has had global responsibility for technology research, procurement, projects and drilling. Prior to her current position, she held numerous senior leadership positions within Equinor, including Executive Vice President, Technology, Projects & Drilling; Executive Vice President, Technology and New Energy; Executive Vice President, Health and Safety; Senior Vice President, Operations Support; Vice President, Veslefrikk Field; and Platform Manager.

Other Board Experience

Ms. Øvrum is a member of the Election/Nomination Committee for The Storebrand Group and was formerly a member of the Board of Directors of Alfa Laval AB.

Qualifications

Ms. Øvrum’s strong operations background provided her with deep experience in process technology, safety, sustainability and environmental management, all of which are critically important to a chemical company. Further, her wide international view and exceptional knowledge of European markets, where the Company has approximately one quarter of its business, acquired while executing very large projects in a number of different countries, make her a valuable contributor to the Board of the Company. Her current experience in Brazil, which is a significant market for the Company, also enhances her value as a director.

Robert C. Pallash

Principal Occupation: Retired President, Global Customer Group and Senior Vice President of Visteon Corporation, an automotive parts manufacturer

Age: 68

Director Since: 2008

Until December 2013, Mr. Pallash served as President, Global Customer Group and Senior Vice President of Visteon Corporation, an automotive parts manufacturer, since January 2008. From August 2005 to January 2008, Mr. Pallash was Senior Vice President, Asia Customer Group for Visteon. He joined Visteon in September 2001 as Vice President, Asia Pacific. Visteon filed for bankruptcy protection under Chapter 11 of the U.S. Bankruptcy Code in May 2009 and exited in October 2010. Prior to joining Visteon, Mr. Pallash served as President of TRW Automotive Japan from 1999.

Other Board Experience

Mr. Pallash is a member of the Board of Directors of Livent Corporation. Until December 2013, he served on the Board of Directors of Halla Climate Controls in South Korea, a majority-owned subsidiary of Visteon Corporation.

Qualifications

Mr. Pallash’s international experience, particularly in Asia where the Company has approximately one-quarter of its business, enables him to bring significant value as a member of the Board.

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William H. Powell

Principal Occupation: Retired Chairman and Chief Executive Officer of National Starch and Chemical Company, a producer of specialty polymers, electronic and engineering materials, and specialty food ingredients

Age: 74

Director Since: 2011

Mr. Powell retired as Chairman and Chief Executive Officer of National Starch and Chemical Company in 2006. He joined National Starch in 1976 and held numerous management and executive positions in the company. When National Starch was a subsidiary of the UK chemical company ICI PLC, Mr. Powell was an Executive Vice President and a director of ICI PLC. Prior to joining National Starch, he was with Novamont Corporation and Air Products and Chemicals, Inc., and served as an officer in the United States Air Force.

Other Board Experience

Mr. Powell retired as non-executive director for PolyOne Corporation in May 2019 and served as a member of the Board of Directors of Granite Construction Incorporated until June 2018.

Qualifications

Mr. Powell’s deep background in the chemical industry, his global expansion and innovation systems experience, his extensive public company board service, and his role as a chief executive officer during periods of growth add great value to the Board of the Company.

Vincent R. Volpe, Jr.

Principal Occupation: Chairman, CEO, President and Principal of the LeHavre Athletic Club, France’s oldest professional soccer team

Age: 62

Director Since: 2007

In 2015 Mr. Volpe became Chairman, CEO, President   and Principal of the LeHavre Athletic Club, France’s oldest professional soccer team. Until September 2015, Mr. Volpe was the Chief Executive Officer, President and a director of Dresser-Rand Group, Inc., a leading supplier of rotating equipment solutions to the worldwide oil, gas, petrochemical and process industries. He had served in those positions since his election in September 2000. Previously he served as Chief Operating Officer of Dresser-Rand Group, Inc. from 1999 until September 2000. After joining Dresser-Rand in 1981, Mr. Volpe held several diverse management positions. He served as President, Turbo Products Division from 1997-1999; President-Europe from 1996-1997; Vice President and General Manager, Turbo Products Division-European Operations from 1993-1996; Executive Vice President, European Operations from 1992-93; and Vice President, Marketing and Engineering, Steam & Turbo Products-European Operations.

Other Board Experience

Mr. Volpe is an advisor to the Board of Directors of Archbishop Walsh High School (Olean, NY). He previously served as Vice Chairman of the Board of Directors of eCORP International LLC.

Qualifications

Based on his previous role as the CEO of a large manufacturing company, as well as other significant positions within that company, Mr. Volpe has the senior executive, operating and corporate governance experience necessary to provide valuable oversight to the Company in the conduct of its business. His significant international experience and linguistic capabilities are also of great advantage to the Company, with 75% of its business outside of North America.

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IV.	INFORMATION ABOUT THE BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Meetings

During 2019, the Board of Directors held five regular meetings and one telephonic meeting. All incumbent directors attended at least 75% of the total number of meetings of the Board and all Committees on which they served.

Committees and Independence of Directors

The Board of Directors has five standing Committees: an Audit Committee, a Compensation and Organization Committee, a Nominating and Corporate Governance Committee, an Executive Committee and a Sustainability Committee.

The Audit Committee, Compensation and Organization Committee, Nominating and Corporate Governance Committee and Sustainability Committee are all composed of non-employee directors, each of whom has been determined by the Board to be independent on the basis set forth below. With the exception of the Chief Executive Officer (Mr. Brondeau) and the President and CEO-Elect (Mr. Douglas, nominee), no director or nominee is currently, or was within the past three years, employed by the Company, its subsidiaries or affiliates.

The Board has affirmatively determined that none of the non-employee directors has any material business, family or other relationship with the Company, its subsidiaries or affiliates other than as a director, and that they all qualify as independent. Specifically, the independent directors are Messrs. Cordeiro, D’Aloia (retiring in 2020), Greer, Kempthorne, Norris, Pallash, Powell and Volpe, Ms. Johnson and Ms. Øvrum. In order to be considered independent by the Board, a director or nominee must meet the requirements set forth in the SEC and New York Stock Exchange (“NYSE”) rules regarding independence.

Certain of our non-employee directors, namely Ms. Øvrum and Mr. Kempthorne, serve as outside directors for companies with which FMC conducts an immaterial amount of business in the ordinary course, such as the purchase or sale of goods and services. Additionally, Messrs. Brondeau, D’Aloia and Pallash serve as outside directors for Livent Corporation (“Livent”). Although the Company did not make any sales to or purchases from Livent in 2019, FMC is a party to various transitional agreements with Livent in connection with Livent’s IPO in October 2018 and FMC’s spin-off of Livent effective March 1, 2019. The Board has determined that none of these FMC non-employee directors has a material interest in these transactions given that their sole relationship with the companies is as an outside director. On the basis of its evaluation, the Board has concluded that Ms. Øvrum and Messrs. D’Aloia, Kempthorne and Pallash meet the independence standards applied by the Board.

Audit Committee

The Board of Directors has adopted a written charter that outlines the duties of the Audit Committee, including conducting an annual self-assessment. A current copy of the Charter is posted on the Company’s website, as described in the section below entitled “Corporate Governance Documents”. The principal duties of this Committee, among other things, include:

•	Review the effectiveness and adequacy of the Company’s internal controls
•	Review the annual report, proxy statement and periodic SEC filings such as the Company’s reports on Form 10K and 10Q, including Management’s Discussion and Analysis, and ensure that the Company’s financial reports fairly represent its operations
•	Review the effectiveness, scope and performance of activities of the independent registered public accounting firm and the internal auditor function
•	Review significant changes in accounting policies
•	Select the independent registered public accounting firm and confirm its independence
•	Review potentially significant litigation
•	Review federal income tax issues
•	Review the Company’s policies with respect to risk assessment and risk management, including cyber security
•	Review with management the Company’s earnings releases
•	Monitor the Company’s compliance with legal and regulatory requirements
•	Pre-approve audit and non-audit services provided by the independent registered public accounting firm

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Members: Mr. Cordeiro (Chair), Mr. D’Aloia (term ending effective at the Annual Meeting), Mr. Pallash, and Mr. Volpe. The Board of Directors has determined that both Messrs. Cordeiro and D’Aloia meet the SEC requirements for an “audit committee financial expert” and all current members of the Committee are “financially literate” as required by the NYSE. The Board has also determined that no current Audit Committee member sits on the audit committee of more than three public companies.

Number of Meetings in 2019: 6

Compensation and Organization Committee

The Board of Directors has adopted a written charter that outlines the duties of the Compensation Committee, including conducting an annual self-assessment. A current copy of the Charter is posted on the Company’s website, as described in the section below entitled “Corporate Governance Documents”.

The principal duties of this Committee are discussed more fully in the Compensation Discussion and Analysis, and include, among other things:

•	Review and approve compensation policies and practices for senior executives
•	Review and approve corporate goals and objectives relevant to the compensation of the Chief Executive Officer and the other executive officers
•	Review as necessary the Company’s compensation programs, policies and practices with respect to risk assessment
•	Review performance and establish the total compensation for the Chief Executive Officer and other senior executives
•	Administer the Company’s Incentive Compensation and Stock Plan and determine whether to authorize any delegation permitted under the plan
•	Review the Compensation Discussion and Analysis and based on such review, recommend to the Board of Directors that it be included in the annual proxy statement
•	Review stockholder votes and other input on executive compensation practices and independently determine if any changes are necessary
•	Review significant organizational changes and management succession planning
•	Recommend to the Board of Directors candidates for officers of the Company
•	Review the terms of employment agreements, severance agreements, change in control agreements and other compensatory arrangements for senior executives
•	Oversee evaluation of management performance and development
•	Review executive stock ownership guidelines and oversee clawback, hedging, and pledging policies

Members: Mr. Greer (Chair), Ms. Johnson, Mr. Kempthorne, Mr. Norris and Mr. Powell.

Number of Meetings in 2019: 5

Nominating and Corporate Governance Committee

The Board of Directors has adopted a written charter that outlines the duties of the Nominating and Corporate Governance Committee, including conducting an annual self-assessment, which is within The Statement of Governance Principles, Policies and Procedures. A current copy of the Charter is posted on the Company’s website, as described in the section below entitled “Corporate Governance Documents”. The principal duties of this Committee, among other things, include:

•	Review and recommend candidates for director
•	Recommend Board of Directors meeting formats and processes
•	Oversee corporate governance, including an annual review of governance principles
•	Review and approve director compensation policies, including the determination of director compensation
•	Oversee Board of Directors and Committee evaluation procedures
•	Determine director independence
•	Recommend whether to accept or reject a director resignation or take other action, where a director has failed to receive a majority of votes cast in an uncontested director election

Members: Mr. Norris (Chair), Mr. Cordeiro, Mr. D’Aloia (term ending effective at the Annual Meeting), Mr. Greer, and Ms. Øvrum.

Number of Meetings in 2019: 3

Executive Committee

The Executive Committee acts in place of the Board of Directors when the full Board of Directors is not in session.

Members: Mr. Brondeau (Chair), Mr. Volpe, Mr. Greer and Mr. Cordeiro (Alternate).

Number of Meetings in 2019: The Executive Committee did not meet in 2019.

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Sustainability Committee

The Board of Directors has adopted a written charter that outlines the duties of the Sustainability Committee, including conducting an annual self-assessment. A current copy of the Charter is posted on the Company’s website, as described in the section below entitled “Corporate Governance Documents”. The principal duties of this Committee, among other things, are to:

•	Monitor the Company’s Sustainability Program, including program development and advancement, goals and objectives, and progress toward achieving those objectives, as well as the following subprograms:

–	Employee occupational safety and health, and process safety programs
–	Environmental responsibility
–	Programs with regard to the American Chemistry Council’s Responsible Care® initiative
Members: Mr. Kempthorne (Chair), Ms. Johnson, Ms. Øvrum, Mr. Pallash and Mr. Powell.

Number of Meetings in 2019: 3

Director Who Presides Over Executive Sessions

In accordance with the FMC Corporation Statement of Governance Principles, Policies and Procedures, the non-employee members of the Board of Directors meet in regularly scheduled executive sessions without management. The Lead Director, Mr. Volpe, presides over these sessions. See the section below entitled “Board Leadership Structure” for additional information regarding the role of the Lead Director. In addition, see the section below entitled “Communicating with the Board” for procedures for communicating with the Lead Director.

Director Compensation

Overview

The Company believes that having quality non-employee directors is critical to our success. Non-employee directors represent the interests of our stockholders, and they contribute their experience and wisdom to guide our Company, our strategy and our management. The Board believes that compensation for directors should reflect the work required in both their ongoing oversight and governance role, and their continuous focus on driving long-term performance and stockholder value.

Review Process

The Nominating and Corporate Governance Committee, consisting solely of independent directors, has the primary responsibility for reviewing director compensation and considering any changes in how we compensate our directors. The full Board reviews the Nominating and Corporate Governance Committee’s recommendations and determines the amount of director compensation. The Nominating and Corporate Governance Committee is empowered to engage outside advisors, experts, and others to assist it. The Nominating and Corporate Governance Committee periodically reviews assessments prepared by outside consultants that the Committee has engaged in order to gain an understanding of current market levels of compensation being paid for board service and to gauge current practices with respect to the forms of director compensation currently in use.

Our Board compensation for 2019 was established as a result of a process commenced in late 2018, under which the Nominating and Corporate Governance Committee engaged the Rewards Solutions practice at Aon plc (“Aon”) to conduct a director compensation assessment based on peer companies. The assessment analyzed peer company director compensation levels and practices, evaluated the competitiveness of the Company’s director compensation program from multiple perspectives relative to the peer group, and described recent market trends in director compensation. See “Compensation Discussion and Analysis – Executive Compensation – Development of the Peer Group”. Considering this peer group assessment and exercising its judgment, the Nominating and Governance Committee determined to propose an increase in the 2019 annual equity grant from $130,000 to $140,000, and to increase the annual retainer for both the Chair of the Nominating and Governance Committee and the Chair of the Sustainability Committee from $10,000 to $15,000, which made the Company’s total non-employee director compensation in the range of the market median.

For 2020, the Nominating and Corporate Governance Committee determined to keep non-employee director compensation at the same levels as in 2019. As described below, the Nominating and Corporate Governance Committee also undertook to review and modernize the FMC Corporation Compensation Policy for Non-Employee Directors (the “Director Compensation Policy”), which was last updated in 2009.

The Nominating and Compensation Committee intends to benchmark and, if needed, recommend adjusting non-employee director compensation on a biennial basis, and thus, expects to commence a similar process in late 2020.

Compensation Policy

In December 2019, the Company amended and restated the Director Compensation Policy. The amendments will take effect upon the Annual Meeting. They provide for the crediting of dividend equivalent rights on annual equity awards from the date of grant, make minor changes to the effect of certain mid-year director separations, and refine the existing language of the Director Compensation Policy.

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Non-Employee Directors

The Director Compensation Policy is not applicable to directors who are also employees of the Company. Accordingly, for so long as Mr. Brondeau remains an employee of the Company, Mr. Brondeau will receive no additional compensation for his service as a director. For a description of the compensation paid to Mr. Brondeau for his service during 2019 as our CEO, see below under the heading “Executive Compensation”. If elected, Mr. Douglas would similarly not be entitled to receive any additional compensation for his service as a director.

Retainer and Fees

Under the Director Compensation Policy, each non-employee director is paid an annual retainer of $100,000. The retainer is paid in quarterly installments in cash, unless the director elects to receive all or part of it in restricted stock units (the “retainer grant”). Audit Committee members receive an additional $5,000 in committee fees for each year. The chairs of the Compensation Committee, Nominating and Corporate Governance Committee and Sustainability Committee are paid an additional $15,000 per year, while the Chairman of the Audit Committee is paid an additional $20,000 per year. The Lead Director is paid an additional $30,000 per year.

Restricted Stock Units

Retainer Grant

Retainer grants are awarded to non-employee directors who have elected to receive all or a portion of their retainer in restricted stock units. These grants vest ratably over a one year period, with accelerated vesting of any unvested restricted stock units upon a change in control of the Company.

Annual Grant

Currently, each non-employee director also receives an annual grant of restricted stock units having a value of $140,000 on the date of grant (the “annual grant”). These restricted stock units vest at the Annual Meeting of Stockholders held in the year following the date of grant or, if sooner, upon a change in control of the Company.

Dividend Equivalent Rights

If a cash dividend is paid to FMC stockholders while a director holds restricted stock units, dividend equivalent rights are credited to the director in the form of additional restricted stock units equal in value to the cash dividend. Historically, dividend equivalent rights were awarded on all retainer grants, and only on the vested portion of annual grants. Under the amended Director Compensation Policy, dividend equivalent rights will be awarded on all retainer grants and annual grants (whether vested or unvested). However, these dividend equivalent rights will be subject to the same vesting schedule as the underlying restricted stock units to which they relate.

Payment of Vested Restricted Stock Units

A director is permitted to specify, prior to the year in which an annual grant or retainer grant is made, the date upon which he or she wishes to receive payment in Common Stock of the fully vested restricted stock units. In the absence of an election, payment will be made upon the earlier of a director’s cessation of service on the Board or a change in control of FMC. The directors’ ability to sell any distributed shares remains subject to the restrictions of the Company’s Director Stock Ownership Policy, which policy is described below.

Mid-Year Cessation of Service

The amended Director Compensation Policy clarifies the treatment of director cash fees and equity grants upon a mid-year cessation of service. If the director ceases to serve on the Board prior to the next annual meeting date, all committee, chairman, lead director, and annual retainer (whether in cash or stock) fees will be paid out pro rata based on time served. A director’s annual grant of restricted stock units, on the other hand, will be forfeited in full upon a cessation of service mid-year. However, if the director’s cessation of service is due to the director’s death or disability, the director’s annual retainer (whether in cash or stock) will be paid in full and the director’s annual grant will vest in full.

Other Compensation

The Company supports the charitable donations of directors under its matching gifts plan that provides a dollar-for-dollar match of gifts up to $15,000 per year to certain educational institutions, arts and cultural organizations, and conservation and civic organizations.

No other remuneration is paid to non-employee directors for services as a director of the Company. Non-employee directors do not participate in the Company’s nonqualified deferred compensation plan or employee benefit plans, including, but not limited to, the qualified and nonqualified pension plans.

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Director Stock Ownership Policy

We believe that we and our shareholders are best served when non-employee directors oversee the business with a long-term perspective. As such, we adopted stock ownership guidelines, as we believe stock ownership is an important tool to strengthen the alignment of interests among our non-employee directors and our shareholders, to demonstrate our commitment to sound corporate governance. The Company has established guidelines setting expectations for the ownership of Common Stock by directors. The Director Stock Ownership Policy, which was amended and restated in October 2018, requires that directors hold a minimum of five times the value of the base annual retainer (the “ownership requirement”), currently $500,000 ($100,000 times five). For this purpose, undistributed shares underlying restricted stock units (both vested and non-vested) are considered “held” by a director. A director has five years from the date of his or her election to the Board to achieve compliance with the ownership requirement. However, even during the initial five-year phase-in period, directors are not permitted to sell shares of Common Stock, other than to satisfy tax liabilities triggered by Company equity grants, unless they will be in compliance with the ownership requirement (calculated based on the then-current annual cash retainer) immediately following any sale of Common Stock. Compliance with the ownership requirement is measured at the time of any proposed sale or disposition of shares of Common Stock by a director, and after the initial five-year phase-in period, on December 31 of each year.

DIRECTOR COMPENSATION TABLE 2019

The table below shows the total compensation paid to each non-employee director who served on the Board during 2019.

Name (a)	Fees Earned or Paid in Cash(1) ($) (b)	Stock Awards(2) ($) (c)	All Other Compensation(3) ($) (d)	Total ($) (e)
Eduardo E. Cordeiro	125,000	140,015	29,941	294,956
G. Peter D’Aloia	105,000	140,015	54,196	299,211
C. Scott Greer	115,000	140,015	23,044	278,059
K’Lynne Johnson	100,000	140,015	41,059	281,074
Dirk A. Kempthorne	113,333	140,015	58,663	312,011
Paul J. Norris	113,333	140,015	103,661	357,009
Margareth Øvrum	100,000	140,015	9,927	249,942
Robert C. Pallash	105,000	140,015	51,289	296,304
William H. Powell	100,000	140,015	33,459	273,474
Vincent R. Volpe, Jr.	133,333	140,015	77,800	351,148
(1)	Messrs. D’Aloia, Kempthorne, Norris and Volpe each elected to receive his $100,000 cash retainer in RSUs, which resulted in the grant of 1,265 RSUs to such directors.
(2)	The amounts in Column (c) reflect the grant date fair value of directors’ stock awards for 2019 computed in accordance with FASB ASC Topic 718. See Note 16 to the Consolidated Financial Statements contained in the Company’s report on Form 10K for the year ended December 31, 2019 for the assumptions used in the valuations that appear in this column. The grant date for all directors was May 1, 2019 and the number of shares granted was based on a closing price of $79.06 as of the preceding day. Livent was an approximately 84%-owned subsidiary of FMC until the completion of FMC’s distribution of those Livent shares to FMC stockholders on March 1, 2019. As described in detail below in the section entitled “Executive Compensation Tables”, on March 1, 2019, FMC equity awards were adjusted to account for the spin-off of Livent. As a result of the adjustments, outstanding FMC equity awards then held by directors became denominated in a combination of FMC stock and Livent stock. Therefore, we have identified below the number of FMC and Livent RSUs that remained outstanding for each director at fiscal year end. Note that those directors who also served as directors of Livent may have separately received RSUs from Livent in respect of their service on Livent’s board of directors, which are not reflected here. The aggregate number of FMC restricted stock units outstanding at fiscal year-end for each non-employee director was as follows: Mr. Cordeiro, 12,212; Mr. D’Aloia, 28,760; Mr. Greer, 17,532; Ms. Johnson, 20,796; Mr. Kempthorne 31,657; Mr. Norris, 61,060; Ms. Øvrum, 9,016; Mr. Pallash, 36,037; Mr. Powell, 14,874; and Mr. Volpe, 44,201. The aggregate number of Livent restricted stock units outstanding at fiscal year-end for each non-employee director is as follows: Mr. Cordeiro, 9,617; Mr. D’Aloia, 23,683; Mr. Greer, 14,520; Ms. Johnson, 17,524; Mr. Kempthorne, 26,353; Mr. Norris, 53,438; Ms. Øvrum, 6,680; Mr. Pallash, 31,565; Mr. Powell, 12,066; and Mr. Volpe, 37,910.
(3)	This total includes the amount of dividend equivalent payments made to each director, as well as Company charitable donations under the matching gifts plan, which are limited to $15,000 per director per year. Such matching gifts included: for Mr. Cordeiro, $15,000; for Mr. D’Aloia, $15,000; for Ms. Johnson, $13,000; for Mr. Kempthorne, $15,000; for Mr. Norris, $15,000; for Mr. Powell, $14,500; and for Mr. Volpe, $15,000. The balance of the amount shown for each director is comprised of dividend equivalent payments.

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Andrea Utecht and Messrs. Brondeau, D’Aloia and Pallash served as directors of Livent during 2019. While Livent remained a subsidiary of the Company, Ms. Utecht and Mr. Brondeau did not receive any additional compensation in respect of their service on Livent’s board of directors. We have reflected below the compensation received by Messrs. D’Aloia and Pallash in their capacity as non-employee directors of Livent Corporation during the portion of 2019 that Livent remained a subsidiary of the Company (i.e. the first two months of 2019).

LIVENT CORPORATION DIRECTOR COMPENSATION TABLE (JANUARY – FEBRUARY 2019)

Name (a)	Fees Earned or Paid in Cash ($) (b)		Stock Awards ($) (c)	All Other Compensation ($) (d)	Total ($) (e)
G. Peter D’Aloia	11,178	(1)	—	—	11,178
Robert C. Pallash	11,877	(2)	—	—	11,877
(1)	Cash fees include retainer fees and additional fees earned as a member of the Audit Committee of Livent’s board of directors, in each case earned in respect of service during the first two months of 2019.
(2)	Cash fees include retainer fees and additional fees earned as the Chairman of the Sustainability Committee of Livent’s board of directors, in each case earned in respect of service during the first two months of 2019.

Corporate Governance

Communicating with the Board

Stockholders and any interested parties may communicate with the Board of Directors, the Lead Director, or any individual member of the Board as follows: Communications must be in writing, sent care of the Corporate Secretary, FMC Corporation, FMC Tower at Cira Centre South, 2929 Walnut Street, Philadelphia, PA 19104. All communications with the Board, the Lead Director or any individual director will be delivered as addressed.

Director Nomination Process

The Nominating and Corporate Governance Committee and other members of the Board identify candidates for consideration by the Nominating and Corporate Governance Committee. An executive search firm may also be utilized to identify qualified candidates for consideration. The Nominating and Corporate Governance Committee evaluates candidates based on the qualifications for director described in its Charter and summarized in the sections above entitled “Director Qualifications” and “Board Diversity”. The Nominating and Corporate Governance Committee then presents qualified candidates to the full Board of Directors for consideration and selection. The Nominating and Corporate Governance Committee will consider nominees for election to the Board that are recommended by stockholders, applying the same criteria for candidates as discussed above, provided that a description of each nominee’s qualifications for the directorship, experience and background, a written consent by a nominee to act as such, and other information specified in the By-Laws, accompany the stockholder’s recommendation.

In addition to proposing a candidate for possible nomination by the Nominating and Corporate Governance Committee, any stockholder is entitled to directly nominate one or more candidates for election to the Board of Directors in accordance with the Company’s By-Laws. Notice of a stockholder’s intent to nominate one or more candidates for election as directors at the 2021 Annual Meeting must be delivered to the Company at the address set forth below, not later than January 28, 2021. All nominations, together with the additional information required by the Company’s By-Laws, must be sent to the Corporate Secretary, FMC Corporation, FMC Tower at Cira Centre South, 2929 Walnut Street, Philadelphia, PA 19104. A copy of the Company’s By-Laws may be obtained by writing to the Corporate Secretary at the same address. The Board reserves the right not to include such nominees in the proxy statement.

Our by-laws include a proxy access provision which allows a stockholder, or a group of up to 20 stockholders, owning 3% or more of our outstanding Common Stock continuously for at least three years, to nominate and include in our proxy materials director nominees constituting up to two individuals or 20% of the Board (whichever is greater), provided that the stockholder(s) and the nominee(s) satisfy the requirements specified in Article IV, Section 2 and 2A of our by-laws. Notice of any such nomination for the 2020 Annual Meeting must be received by the Corporate Secretary of the Company at FMC Tower at Cira Centre South, 2929 Walnut Street, Philadelphia, PA 19104, no earlier than October 14, 2020 nor later than November 13, 2020. However if the date of our 2021 Annual Meeting is more than 30 days before or more than 60 days after April 28, 2021 (the anniversary of the 2020 Annual Meeting) then notice by the stockholder must be received no earlier than the close of business on the 120th day prior to the 2021 Annual Meeting and not later than the close of business on the later of (i) the 90th day prior to the 2021 Annual Meeting and (ii) the tenth day following the day on which notice or prior public disclosure of the date of the 2021 Annual Meeting is given or made to stockholders.

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Annual Performance Review

The Board and Committees perform annual self-evaluations of their performance. A lengthy questionnaire is sent to each director covering several topics, including Board structure and composition (and what additional skills, if any, may be needed), preparation of members and whether they stay abreast of issues, understanding of Company strategy, whether expectations and concerns are adequately communicated to the CEO, CEO succession planning procedures, performance of committees, and length and content of Board meetings. Each Committee member also completes a shorter questionnaire assessing the performance of his or her Committee.

After obtaining written responses to the questionnaires, the Corporate Secretary conducts a telephone interview with each director to elicit elaboration of views expressed and any other issues the director wishes to discuss. A written report summarizing the responses from the questionnaires and the telephone interviews is presented to the Nominating and Corporate Governance Committee to determine whether any action is required, with a copy of the report also going to the full Board. Individual responses remain anonymous to ensure complete candor.

Any concern or issue with regard to an individual director’s performance would be reviewed with the Lead Director for discussion with the director and any further action. The Board is committed to ensuring that its members maintain the necessary skills, qualifications, experience and diversity, and the Board will continue to consider and implement changes to the composition of the Board in light of its annual performance evaluations and new skills, if any, required in connection with strategic initiatives.

Retirement/Resignation Policy for Directors

The Board believes that long-tenured directors can be beneficial because of their deep knowledge of the Company acquired through service, the continuity and stability they offer, and their grasp of the historical perspectives that can inform Company strategy. However, pursuant to our Statement of Governance Principles, Policies and Procedures, it is the policy of the Board that non-employee Directors will not stand for re-election no later than the annual meeting following their 75th birthdays. Accordingly, as noted above, G. Peter D’Aloia, a director since 2002, has reached the age of 75 and therefore his service as a Director shall end effective at the Annual Meeting.

In addition, our Statement of Governance Principles, Policies and Procedures requires that a non-employee Director submit his or her resignation from the Board upon termination of his or her active service as an employee of his/her current employer or a significant change in responsibilities. The Nominating and Corporate Governance Committee shall review the situation and make a recommendation to the Board as to whether to accept the resignation. In the case of any such required retirement or resignation, the Board may request that a director who would otherwise be due to retire or resign continue his or her service if (a) the policy would result in multiple director retirements in any 12-month period or (b) the Board deems such service to be in the best interest of our stockholders.

In accordance with our majority voting standard for the election of directors in uncontested elections, incumbent director nominees are required to tender a contingent resignation which would become effective if (i) the nominee does not receive a majority of the votes cast with respect to his or her election at any meeting of stockholders at which directors are being elected and (ii) the Board accepts such resignation.

Directors who are also executive officers of the Company are expected to retire from the Board simultaneous with retirement as an executive of the Company unless requested by the Board to continue as a Board member for an agreed period.

Attendance at Annual Meetings

The Company’s policy is that all directors are expected to attend the Annual Meeting of Stockholders. All incumbent directors attended the 2019 Annual Meeting.

Stockholder Proposals for the 2021 Annual Meeting

Stockholders may make proposals to be considered at the 2021 Annual Meeting. In order to make a proposal for consideration at the 2021 Annual Meeting, a stockholder must deliver notice to the Company at the address set forth below, containing certain information specified in the By-Laws, not less than 60 or more than 90 days before the date of the meeting. However, if the Company provides public disclosure of the date of the 2021 Annual Meeting less than 70 days in advance of the meeting date, then the deadline for the stockholder’s notice and other required information is 10 days after the date of the Company’s notice or public disclosure of the date of the Annual Meeting.

In addition to being able to present proposals for consideration at the 2021 Annual Meeting, stockholders may also be able to have their proposals included in the Company’s proxy statement and form of proxy for the 2020 Annual Meeting. In order to have a stockholder proposal included in the proxy statement and form of proxy, the proposal must be delivered to the Company at the address set forth below not later than November 13, 2020, and the stockholder must otherwise comply with applicable SEC requirements. If the stockholder complies with these requirements for inclusion of a proposal in the Company’s proxy statement and form of proxy, the stockholder need not comply with the notice requirements described in the preceding paragraph.

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A copy of the Company’s By-Laws may be obtained by writing to the Corporate Secretary, and all notices referred to above must be sent to the Corporate Secretary, FMC Corporation, FMC Tower at Cira Centre South, 2929 Walnut Street, Philadelphia, PA 19104.

Corporate Governance Documents

The Company’s website is located at www.fmc.com. The following corporate governance documents are posted on the Investor Relations page of the website:

•	Audit Committee Charter
•	Compensation and Organization Committee Charter
•	FMC Statement of Governance Principles, Policies and Procedures (This document includes both the Nominating and Corporate Governance Committee Charter and the Company’s Corporate Governance Principles.)
•	Sustainability Committee Charter

Board Leadership Structure

For many years, the positions of Chairman of the Board and Chief Executive Officer of the Company have been combined. As previously announced, effective June 1, 2020, the positions of Chairman of the Board and Chief Executive Officer of the Company will be separated. On that date, Mr. Douglas, currently our President and CEO-Elect, will assume the office of Chief Executive Officer, and Mr. Brondeau, who has served as our Chairman and Chief Executive Officer since 2010, will become Executive Chairman and remain a member of the Board of Directors, assuming his re-election at the Annual Meeting. The role of the Executive Chairman is to ensure a stable and orderly succession of the leadership of the Company, provide business continuity in the best interest of the Company’s stockholders, preside at Board meetings and engage as needed with key stakeholders.

Our Corporate Governance principles provide that the Board should consider the issue of separation of the Chairman and Chief Executive Officer positions under the circumstances prevailing from time to time, and that when the positions are not separate, a Lead Director shall be appointed from among the independent directors. Consistent with good governance practices, we expect that the Board will continue to have a Lead Director for so long as the Chairman is not an independent director. Vincent R. Volpe, Jr. has served as the Lead Director of the Company since April 2018, and his current term runs through the date of the Annual Meeting. As set forth in the Corporate Governance Principles, the responsibilities of the Lead Director under this structure include: serving as the liaison between the Chairman and the independent directors, advising on information sent to the Board, approving meeting agendas and schedules, calling meetings of the independent directors, and presiding at all meetings at which the Chairman is not present, including executive sessions.

Board’s Role in Overseeing the Risk Management Process

As part of the Company’s risk management process, the Board regularly discusses with management the Company’s major risk exposures, their potential financial impact on the Company, and the steps the Company takes to manage them. The Board also reviews the designation of the management person or entity responsible for managing such risks, and evaluates the steps being taken to mitigate the risks. The Board’s monitoring role is carried out by either the full Board or a Committee that reports to the Board, depending on the risk in question. The Board has determined that a separate Risk Committee is not warranted at this time.

Overview of Stockholder Engagement

Following the strong stockholder support (93 percent) of our Say on Pay proposal last spring, we expanded our stockholder engagement in 2019-2020 to cover additional environmental, social and governance (ESG) topics.

We held 23 calls or meetings with stockholders (representing approximately 45 percent of our shares outstanding) during this engagement cycle, and received positive feedback on our sustainability goals, our sustainability web site, our annual sustainability report and our outreach effort on ESG. We discussed our second generation of sustainability goals, which were announced in October 2019 (using 2018 as the new baseline), and other ESG initiatives at the Company. We asked our stockholders for feedback on those initiatives and for insights on how they incorporate ESG into their investment decisions.

Additional highlights from those calls included:

•	Discussion of our definition of “sustainable” products, as well as our annual materiality assessment
•	The Sustainability Assessment tool we developed to measure the sustainability of active ingredients in our R&D pipeline
•	Our sustainability reporting framework – FMC currently utilizes the GRI framework, but we have incorporated aspects of both SASB and TCFD, which will be highlighted in future reports
•	Board diversity and refreshment
•	Executive compensation, including whether additional sustainability metrics will be included as performance measures (safety is currently a factor in some of our executives’ annual incentive structure)

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Code of Ethics and Business Conduct Policy

The Company has a Code of Ethics and Business Conduct Policy that applies to all directors, officers (including its Chief Executive Officer, Chief Financial Officer and Controller) and employees. It is posted on the Investor Relations page of the Company’s website at www.fmc.com, under “Company Information – Corporate Governance Guidelines”.

The Company intends to post any amendments to, or waivers from, the Policy required to be disclosed by either SEC or NYSE regulations on the Corporate Governance Guidelines section of the Investor Relations page of the Company’s website.

Compensation and Organization Committee Interlocks and Insider Participation

During the last fiscal year, Messrs. Greer, Norris, Powell and Ms. Johnson served as members of the Compensation Committee. All members of the Compensation Committee during 2019 were non-employee directors, each of whom has been determined by the Board to be independent on the basis described in the above section entitled “Committees and Independence of Directors”. None of the current or former members listed above has been an officer or employee of the Company, and no executive officer of the Company has served on any board of directors or compensation committee of any other company for which any of the Company’s directors served as an executive officer at any time during 2019.

Related Party Transactions Policy

The Board of Directors Statement of Policy with respect to Related Party Transactions sets forth the Company’s position and procedures with respect to review, approval or ratification of related party transactions, including the types of transactions addressed by the Policy, and the corporate function responsible for applying the Policy and related procedures.

Under the Policy, “related parties” are defined to include executive officers and directors of the Company and their immediate family members, a stockholder owning in excess of 5% of the Company (or its controlled affiliates), and entities in which any of the foregoing have a substantial ownership interest or control. With respect to any transaction where a related party receives a benefit in excess of a de minimis amount of $5,000 (when aggregated with all similar transactions) the Policy requires that the transaction be pre-approved (or, if less than $120,000, ratified) by the Audit Committee and disclosed where required by SEC rules. The Policy also provides that any related party who is presented with a “corporate opportunity” within the Company’s line of business, must first offer that opportunity to the Company.

Notwithstanding the foregoing, in the case of an ordinary course of business transaction between the Company and an entity of which a director of the Company is an executive officer or significant stockholder of the entity, provided the director does not otherwise have a material interest in the transaction, the Policy provides a different standard for the review and approval of transactions that involve payments in any year to or from the Company in excess of either: (i) 1% of the Company’s annual consolidated revenue for the most recently completed fiscal year or (ii) the greater of $1 million or 1% of the other entity’s consolidated revenue for the most recently completed fiscal year. If the transaction does not exceed the above-mentioned thresholds (and the director does not have a material interest in the transaction), the transaction will be reviewed by the Nominating and Corporate Governance Committee as part of its review of director independence. If the director does have a material interest in the transaction, regardless of whether the above-mentioned thresholds are exceeded, the transaction must be approved or ratified by the Audit Committee in accordance with the preceding paragraph.

In the event of an ordinary course of business transaction that exceeds the above-mentioned thresholds where the director does not have a material interest, the transaction is not required to be pre-approved by the Audit Committee. Instead, the Audit Committee will review the transaction as soon as possible and will determine whether to either ratify or disallow the transaction. In the case of any such transaction associated with prospective directors, review and approval by the Audit Committee must occur prior to the director’s election. After approval or ratification, in each case the director will provide updated information at least annually on the aggregate payments involved in the transaction. This information will be reviewed by the Nominating and Corporate Governance Committee in connection with its review of directors’ independence. If the aggregate amounts involved in the transaction exceed the thresholds noted above, the Audit Committee shall be required again to review and ratify the transaction.

The Related Party Transactions Policy does not apply to transactions available to all employees generally and transactions involving solely matters of executive compensation.

There were no related party transactions to be approved or ratified by the Audit Committee under the Policy or disclosed pursuant to SEC rules.

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V.	SECURITY OWNERSHIP OF FMC CORPORATION

Management Ownership

The following table shows, as of December 31, 2019, the number of shares of Common Stock beneficially owned by each current director or nominee for director, the executive officers named in the Summary Compensation Table, and all current directors, nominees for director and executive officers as a group. Each director or nominee and each executive officer named in the Summary Compensation Table (“NEOs”) beneficially owns less than one percent of the Common Stock.

Name	Beneficial Ownership on December 31, 2019 FMC Common Stock	Percent of Class
Pierre Brondeau(1)	506,357	*
Eduardo E. Cordeiro(2)	21,837	*
G. Peter D’Aloia(2)	104,799	*
Mark Douglas(1) †	112,034	*
C. Scott Greer(2)	57,916	*
K’Lynne Johnson(2)	19,025	*
Dirk A. Kempthorne(2)	37,661	*
Paul J. Norris(2)	66,289	*
Margareth Øvrum(2)	7,245	*
Robert C. Pallash(2)	34,266	*
William H. Powell(2)	18,568	*
Michael F. Reilly(1) ††	28,437	*
Andrew Sandifer(1)	29,790	*
Andrea Utecht†††	184,211	*
Vincent R. Volpe, Jr.(2)	57,356	*
All current directors, nominees and executive officers as a group — 15 persons(1)(2)	1,285,792	*
*	Less than one percent of class.
(1)	Shares “beneficially owned” include: (i) shares owned or controlled by the individual; (ii) shares held in the FMC Corporation Savings and Investment Plan for the account of the individual as of December 31, 2019; (iii) restricted stock units that will vest within 60 days of December 31, 2019 (18,559 for Mr. Brondeau, 4,248 for Mr. Douglas, 1,322 for Mr. Sandifer, 991 for Mr. Reilly, 3,374 for Ms. Utecht, and 28,494 for all executive officers as a group); (iv) shares subject to options that are exercisable within 60 days of December 31, 2019 (173,611 for Mr. Brondeau, 43,299 for Mr. Douglas, 13,228 for Mr. Sandifer, 20,594 for Mr. Reilly, 82,355 for Ms. Utecht, and 333,087 for all executive officers as a group); and (v) shares subject to performance-based restricted stock units that will be settled within 60 days of December 31, 2019 (70,623 for Mr. Brondeau, 8,621 for Mr. Douglas, 2,014 for Mr. Sandifer, 1,510 for Mr. Reilly, 6,849 for Ms. Utecht, and 89,617 for all executive officers as a group). Item (iii) includes restricted stock units which the holder has no power to vote or dispose of, but in respect of which the holder is entitled to a cash payment equal to the amount of any dividends paid by the Company on its Common Stock.
(2)	Includes vested restricted stock units credited to individual accounts of non-employee directors (see section above entitled “Director Compensation”). The number of restricted stock units credited to directors included in the table above is as follows: Mr. Cordeiro, 10,441; Mr. D’Aloia, 26,989; Mr. Greer, 15,761; Ms. Johnson, 19,025; Mr. Kempthorne, 29,886; Mr. Norris, 59,289; Ms. Øvrum, 7,245; Mr. Pallash, 34,266; Mr. Powell, 13,103; and Mr. Volpe, 42,430; and all directors as a group, 258,435. Directors have no power to vote or dispose of shares represented by restricted stock units until the shares are distributed and, until such distribution, directors have only an unsecured claim against the Company. The holders of these restricted stock units will be credited with additional restricted stock units having a value equal to the amount of any dividends paid by the Company on its Common Stock. Previously credited amounts are included in the table above.
†	Mr. Douglas was promoted to President and CEO-Elect, effective December 18, 2019.
††	Mr. Reilly was promoted to Executive Vice President, General Counsel, Chief Compliance Officer and Secretary effective April 1, 2019, succeeding Andrea Utecht.
†††	Ms. Utecht retired from the Company effective March 31, 2019.

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Other Security Ownership

Based on available information, the persons listed below beneficially own more than five percent of the Company’s outstanding shares of Common Stock as of December 31, 2019:

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
The Vanguard Group, Inc.	14,532,747 shares	(1)	11.21%
100 Vanguard Blvd.
Malvern, PA 19355
Wellington Management Group LLP	10,667,206 shares	(2)	8.23%
280 Congress Street
Boston, MA 02210
BlackRock, Inc.	9,061,483 shares	(3)	7.0%
55 East 52nd Street
New York, NY 10055
(1)	Based on a Schedule 13G/A filing dated February 12, 2020, as of December 31, 2019, The Vanguard Group, Inc. had sole voting power as to 192,233 of such shares, shared voting power as to 39,728 shares, sole dispositive power as to 14,311,357 shares and shared dispositive power as to 221,390 shares.
(2)	Based on a Schedule 13G filing dated January 8, 2020, as of December 31, 2019, Wellington Management Group LLP, Wellington Group Holdings LLP and Wellington Investment Advisors Holdings LLP had shared voting power as to 9,529,448 of such shares and shared dispositive power as to all of the shares, while Wellington Management Company LLP had shared voting power as to 8,260,112 of such shares and shared dispositive power as to 8,647,238 of such shares.
(3)	Based on a Schedule 13G/A filing dated February 6, 2020, as of December 31, 2019, BlackRock, Inc. had sole voting power as to 7,923,856 of such shares and sole dispositive power as to all of the shares.

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VI.	EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The following Compensation Discussion & Analysis describes the philosophy, objectives and structure of our 2019 executive compensation program. This section is intended to be read in conjunction with the tables which immediately follow, which provide further historical compensation information for our named executive officers (“NEOs”) as identified below.

The NEOs in 2019 were:

Pierre Brondeau	Chief Executive Officer and Chairman of the Board
Mark Douglas†	President and CEO-Elect
Andrew Sandifer	Executive Vice President and Chief Financial Officer
Michael F. Reilly††	Executive Vice President, General Counsel, Chief Compliance Officer and Secretary
Andrea Utecht†††	Former Executive Vice President, General Counsel and Secretary
†	Mr. Douglas was promoted to President and CEO-Elect, effective December 18, 2019.
††	Mr. Reilly was promoted to Executive Vice President, General Counsel, Chief Compliance Officer and Secretary effective April 1, 2019, succeeding Andrea Utecht.
†††	Ms. Utecht retired from the Company effective March 31, 2019.

Quick CD&A Reference Guide

Executive Summary Section I	25
Objectives and Philosophy Section II	28
Compensation Determination Process Section III	29
Components of Executive Compensation Section IV	30
Additional Compensation Policies and Practices Section V	39

Executive Summary

Financial Highlights

FMC’s 2019 performance was driven by strong results, due to our unique blend of balanced geographic exposure, strong sales in specialty crops, and a technologically advantaged portfolio. FMC grew revenue by 8 percent in 2019, compared to recast 2018 revenue, and significantly outperformed the overall agricultural chemicals market, which is estimated to have remained at 2018 levels. The company also successfully completed the full separation of its Lithium business on March 1, 2019. FMC is now a pure-play agricultural sciences company, providing innovative solutions to growers around the world with a robust product portfolio fueled by a market-driven discovery and development pipeline in crop protection, plant health, and professional pest and turf management. FMC is in a position to deliver significant earnings growth in 2020 and our long-term fundamentals remain solid.

2019 highlights include, as compared to recast 2018 results:

•	Revenue of $4.6 billion, representing an 8 percent increase. On a regional basis, sales in Latin America increased by 19 percent, sales in North America increased 3 percent, sales in Asia increased 3 percent and sales in Europe, Middle East and Africa increased by 4 percent.
•	Consolidated GAAP net income of $480 million, representing a 6 percent decrease
•	Adjusted EBITDA of $1.2 billion, representing a 10 percent increase
•	Consolidated GAAP earnings of $3.62 per diluted share, representing a 2 percent decrease
•	Consolidated adjusted earnings per diluted share of $6.09, representing a 16 percent increase
•	Returned over $600 million to shareholders, including $400 million in share repurchases
•	Our TSR for 2019 was approximately 50% (compared with -24% TSR in 2018 and 65% TSR in 2017), compared to 29% for the S&P 500, 15% for the GICS 1510 Materials sector, and placing us in the upper quartile of our peer group
•	Our TSR for the cumulative 2017-2019 period was approximately 100% compared to 51% for the S&P 500, 7% for the GICS 1510 Materials sector, and placing us in the upper decile of our peer group.

All of the aforementioned achievements are reflective of our culture, our people and our accomplishment of strategic business goals. Further,

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we believe our executive team has been properly motivated through our executive compensation program to focus on the achievement of these goals, both in the short term and long term. While we are proud of the achievement of many of our operational goals in 2019, we also realize that an intense focus on the long-term health and direction of the Company is essential. As such, our executive compensation program has been carefully constructed to properly motivate executives to create long-term, sustainable stockholder value, and to only reward executives for the achievement of various goals. In fact, we link a significant portion of compensation, including approximately 85% of our CEO’s compensation, directly to key measures of our corporate performance – including adjusted earnings, operating cash flow and share price performance (both absolute and relative).

Our Compensation Committee and management have also continued to engage in broad stockholder engagement and dialogue regarding our corporate governance, including executive compensation.

In the process, we have established critical feedback channels to ensure that we receive and consider such input. Incorporating stockholder feedback continues to be a vibrant and consistent part of the compensation design process.

For a discussion of certain non-GAAP financial measures referred to in this proxy statement, see “Components of Executive Compensation” below.

Leadership Transitions

On December 18, 2019, we announced that our Board had appointed Mark Douglas as President and Chief Executive Officer, effective June 1, 2020. Pierre Brondeau will continue to serve as Chairman of the Board and Chief Executive Officer through May 31, 2020, at which time he will become Executive Chairman and remain a member of the Board, assuming his re-election at the Annual Meeting. Mr. Brondeau has served as Chief Executive Officer and Chairman of the Board since 2010.

Mr. Douglas was appointed President and CEO-Elect effective December 18, 2019, and the Board has nominated Mr. Douglas for election as a member of the Board. Mr. Douglas first joined FMC in 2010. See “III. Board of Directors – Nominees for Director” for Mr. Douglas’ full biography. Mr. Douglas will work with Mr. Brondeau and the Board on an orderly transition.

The changes were the culmination of a multi-year succession planning process led by our independent directors. As discussed above under “Corporate Governance—Board Leadership Structure,” in connection with this transition, the Board also determined to have a governance structure that includes an Executive Chairman and a Lead Director at this time to help ensure continuity and strong and effective leadership.

For further discussion regarding the compensation changes related to our leadership transition, see “Compensation Changes Related to Leadership Transition” below.

On March 31, 2019, our longstanding General Counsel, Andrea Utecht, retired and was succeeded by Michael Reilly. Mr. Reilly joined FMC in 2002 as Group Counsel for the Agricultural Solutions business with responsibility for all business legal affairs, including M&A, joint ventures, litigation and compliance. He was named Assistant General Counsel and Group Counsel for the Agricultural Solutions business in 2004 and was promoted to Associate General Counsel in 2013. Mr. Reilly was named Vice President, Associate General Counsel and Chief Compliance Officer in 2016, with responsibility for the Company’s ethics and compliance processes, as well as support of quarterly SEC disclosures and continued oversight of global Agricultural Solutions legal initiatives. Prior to FMC, Mr. Reilly served in several legal roles of increasing responsibility for Zeneca, Inc., Zeneca Ag Products, Inc. and Syngenta Corporation. Earlier in his career, Mr. Reilly worked as an attorney in private practice, specializing in litigation and environmental law, at the firms of Sidley & Austin in New York and Ballard Spahr Andrews & Ingersoll in Philadelphia.

Key 2019 Compensation Decisions

•	Base Salaries. There were only standard budgetary changes to the base salaries of the CEO and the other NEOs, other than the General Counsel, whose base salary was increased following his promotion to the position based on various factors, including the salaries of executives in similar positions in peer companies.
•	Annual Incentive Opportunity. Similarily, while there were no changes in the percentage of base salary that represented the target annual incentive opportunity for the CEO and the Chief Operating Officer, the target percentages of the CFO and of the General Counsel were increased based on external and internal factors applicable to the new positions held by these individuals, among other things.

•	Annual Incentive Performance Goals.

The Compensation Committee set the primary goal of Adjusted Earnings at a level that it considered rigorous and challenging to achieve. The target was set meaningfully above prior year levels, particularly after taking into account the Company’s disposition of its lithium business in connection with the Distribution of its remaining interest in Livent in March 2019.
Company-wide performance accounted for 70% of the annual incentive performance goals; individual performance goals accounted for the other 30%.
The program had a threshold performance level of approximately 89% of target for the Company-wide metric, which must be exceeded in order for any payout to be earned.
Adjusted Earnings was maintained as the Company-wide metric for all NEOs.

•	Annual Incentive Payouts. 11% organic revenue growth, including strong pricing to help mitigate headwinds from higher costs and foreign exchange, generated strong Adjusted Earnings performance, which resulted in payouts to the NEOs for the Company-wide metric above the target level. Adjusted Earnings were $804 million, compared to a target of $728 million, a target set above the prior year level despite exiting the Lithium business.
•	Long-Term Incentives.

Performance-based RSUs again represented 50% of the long-term equity granted to the CEO, and 40% of that granted to the other NEOs.
Time-based RSUs and stock options represented 20% and 30%, respectively, of the total long-term equity grant to the CEO and 30% and 30%, respectively, of the total long-term equity grants to the other NEOs.

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The primary (70%) performance metric for the performance-based RSUs remained TSR relative to a custom peer group using the S&P 1500 Composite Chemical Index plus select additional companies.
In response to stockholder feedback and the Compensation Committee’s own evaluation, a secondary (30%) performance metric, three-year cumulative operating cash flow, was added.

•	2017-2019 Performance-Based RSUs Payout. Based on the 52% Company’s annual and cumulative TSR from 2017 to 2019, and its relative percentile ranking for these performance periods, the CEO and the NEOs earned a total of 173% of the target number of performance-based RSUs.

2019 Say on Pay Vote and Stockholder Engagement

At our 2019 annual meeting of stockholders, our stockholders approved, on an advisory basis, the compensation of our NEOs, with approximately 93% of the votes cast on the matter “For” such approval, an improvement from 2018. The Committee viewed the approval by stockholders of the executive compensation program at such a strong level as evidence that a substantial majority of stockholders are aligned with our executive compensation program.

The Compensation Committee and management continue to engage regularly in dialogue with a broad spectrum of the Company’s stockholders. In early 2020, a member of our Compensation and Sustainability Committees and members of our management participated in discussions with stockholders in order to demonstrate our commitment to strong corporate governance and our effort to gather input from our stockholders, which we believe enables us to better understand their perspectives. We also engaged with the research teams at proxy advisory firms Institutional Shareholder Services Inc. and Glass Lewis & Co. See “Overview of Stockholder Engagement” for a summary of feedback received.

How Our Pay Program Works

We believe that the design and structure of our pay program, and in particular our incentive plans, support FMC’s business strategy, and that our organizational objectives reflect our pay for performance approach and align executive officer focus and interest with that of stockholders. Our annual incentive plan reflects a focus on an income statement metric, while our long-term performance awards were based 70% on relative TSR performance to align with stockholder value and 30% on three-year cumulative operating cash flow. All elements have been carefully chosen and utilized; the value received and realizable for FMC executives is aligned with corporate performance.

Elements of Pay

Our compensation program is designed to reward executives for achievement of our Company’s short-term and long-term goals. In doing so, we have also constructed the pay program to attract and retain world-class talent and to align executive compensation pay opportunities with the interests of stockholders. The Compensation Committee has selected the following framework to achieve these objectives:

Target Total Direct Compensation Mix

Consistent with our objectives as stated above, and our overarching focus on pay and performance alignment, the pay mix was set as follows:

•	The largest portion of compensation is variable, at-risk pay, in the form of annual and long-term incentives (including annual cash incentive, performance-based RSUs (“PRSUs”), options and time-based RSUs)
•	Our program provides a balance between long-term and short-term awards, consistent with our business strategy

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Percentage of total direct compensation as calculated above is based on the 2019 base salary, the 2019 annual incentive compensation opportunity (assuming achievement at the target level), the grant date fair value of the performance-based RSUs (assuming vesting at the target achievement level) and the grant date fair value of the time-based stock options and RSU awards. The “Other NEO Pay Mix” excludes Ms. Utecht, whose total direct compensation for 2019 was not representative of a typical FMC NEO because she retired during the year. Each compensation element is outlined in more detail in the 2019 Summary Compensation Table below.

Compensation Program Governance

Our Compensation Committee is responsible for oversight of the Company’s compensation program and values. A significant part of this is aligning management interests with the Company’s business strategies and goals, as well as the interest of our stockholders, while also mitigating excessive risk taking. To that end, FMC has committed to numerous governance practices and safeguards to ensure the compensation program does not misalign those interests.

What We Do	What We Don’t Do
Use equity for long-term incentive awards	No highly leveraged incentive plans that encourage excessive risk taking
Determine performance-based RSUs based on relative TSR and operating cash flow	No excessive perquisites
Provide change in control benefits under double-trigger circumstances only	No guaranteed bonuses
Benchmark against peers whose profile, operations, and business markets share similarities with the Company	No discounted stock options
Require significant executive share ownership	No uncapped incentive award payments
Apply anti-pledging and anti-hedging policy for Company shares	No repricing without stockholder approval or backdating of stock options
Maintain a clawback policy designed to recoup incentive compensation paid to executive officers based on erroneously prepared financial statements	No immediate vesting of stock options or restricted stock units except for certain change-in-control with termination and retirement-eligible situations
Engage independent advisors	As of March 31, 2019, no tax gross-ups under our executive officer compensation program
Maintain an appropriate balance between short-term and long-term compensation which discourages short-term risk taking at the expense of long-term results

Objectives and Philosophy

The Company’s executive compensation program is designed to attract, motivate and retain top talent, to pay for performance and to align the financial interests of the NEOs with those of the Company’s stockholders. In designing compensation arrangements for NEOs, the Compensation Committee has considered the importance of:

•	Balancing variable compensation components so that appropriate focus is put on achieving both short-term and long-term operating and strategic objectives;
•	Motivating NEOs to achieve desired financial and operational results using sound business judgment and without inappropriate risk taking; and
•	Ensuring that the achievement of key financial goals and strategic objectives is financially rewarding for NEOs.

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In general, we believe it is critical to pay executives at a competitive level relative to our peer group in order to attract and retain the talent we need to deliver high performance. In addition to looking at our peer group, we make individual pay decisions based on a variety of factors such as company, business unit and individual performance, scope of responsibility, critical needs and skills, experience, time in the role, leadership potential and succession planning.

The Compensation Committee believes that subjecting a significant percentage of total direct compensation (“TDC”) to performance conditions helps focus the executive on achieving key objectives that are important to delivering the performance expected by stockholders. The Compensation Committee has determined, based in part on an assessment of the Company’s executive compensation programs by its consultant, that its compensation policies and programs do not give rise to inappropriate risk taking or risks that are reasonably likely to have a material adverse effect on the Company.

Compensation Determination Process

Role of Compensation and Organization Committee and CEO

The Compensation Committee recognizes its responsibility to maintain a competitive executive compensation program that will support the Company’s ability to attract, motivate and retain top talent while at the same time aligning the financial interests of the executives with those of stockholders. Pay for performance and market-based compensation are important elements of the Company’s compensation philosophy. The Company considers several measures of corporate performance, job performance and labor market dynamics in the design and administration of the NEO compensation arrangements described later in this section.

The Compensation Committee establishes total compensation for the CEO annually at its February meeting. The Compensation Committee reviews and evaluates the performance of the CEO and develops base salary and incentive opportunity recommendations for the review and approval of the full Board of Directors. The CEO does not participate in Compensation Committee or Board discussions regarding his own compensation.

The Compensation Committee, with the input of the CEO, also establishes compensation for all the other NEOs. Specifically, the CEO evaluates the performance of the other NEOs annually and makes recommendations to the Compensation Committee each February regarding the compensation of those other NEOs. The CEO’s input is particularly important in connection with base salary adjustments and the determination of the Individual Measures ratings (Annual Performance Incentive (“API”) as part of our Annual Incentive program). In each of these instances, the process starts with the CEO’s recommendation, and that recommendation is afforded great weight by the Compensation Committee. The CEO participates in Compensation Committee discussions regarding other NEOs’ compensation. The Compensation Committee views the CEO’s significant role in the compensation process for other NEOs, and the deference afforded to his recommendations, as appropriate in light of his greater familiarity with the day-to-day performance of his direct reports and the importance of incentive compensation in driving the execution of managerial initiatives developed and led by the CEO. That said, the Compensation Committee makes the ultimate determination regarding the compensation of each of the NEOs.

Role of Compensation Consultant

Aon served as the Compensation Committee’s independent compensation consultant during 2019. Aon’s advice was taken into consideration for all aspects of 2019 compensation as delineated in the Summary Compensation Table.

For 2019, Aon provided the Compensation Committee with advice and counsel on a broad range of executive compensation matters. The scope of Aon’s services included, but was not limited to, the following:

•	Apprising the Compensation Committee of compensation-related trends and developments in the marketplace;
•	Informing the Compensation Committee of regulatory developments relating to executive compensation practices;
•	Advising the Compensation Committee on appropriate peer companies for compensation pay levels and design practices, as well as relative performance comparisons
•	Providing the Compensation Committee with an assessment of the market competitiveness of the Company’s executive compensation;
•	Assessing the executive compensation structure to confirm that no design elements encourage excessive risk taking;
•	Assessing the relationship between executive compensation and corporate performance;
•	Recommending changes to the executive compensation program to maintain competitiveness and ensure consistency with business strategies, good governance practices and alignment with stockholder interests; and
•	Providing the Compensation Committee with assessments of the market competitiveness and other advice in connection with the compensation of executive officers involved in the leadership transition.

At the time that FMC engaged Aon as its executive compensation advisor, the Compensation Committee was aware of the types and general magnitude of the fees for other services that Aon provided to FMC. Aon was selected because the Compensation Committee is confident that the team advising on executive compensation issues was both highly qualified and would be independent.

For 2019, in determining the independence of Aon, the Compensation Committee considered independence in light of the six independence factors set forth in the SEC rules and NYSE listing standards. In particular, the Compensation Committee gave substantial weight to the fact that amounts paid to Aon for services other than executive compensation consulting constituted only 0.038% of Aon’s total revenue. In addition, the total fees paid by the Company to the consultants for all services during fiscal year 2019 constituted only 0.042% of Aon’s total revenue for the applicable fiscal year. In total, fees paid to Aon during 2019 for services not related to Aon’s work with the Compensation Committee, such as global pension, investment and consulting services and risk brokerage services, were approximately $4,168,858. Fees paid to Aon during 2019 for services related to recommending

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the amount and form of executive and director compensation were approximately $480,862. Aon had been providing services in areas other than executive compensation consulting to FMC prior to the Compensation Committee’s selection of Aon for executive compensation consulting services.

In terms of assessing independence, the Compensation Committee also gave credit to the safeguards that Aon’s executive compensation practice has put in place to maintain its independence. The Compensation Committee also considered that no business or personal relationships exist between any members of the consultants’ teams advising the Company on the one hand, and the Company, any members of the Compensation Committee or any executive officers on the other hand, other than in connection with the services provided. Therefore, the Compensation Committee has concluded that Aon is independent, as no conflict of interest exists between Aon and the Company.

Peer Group

The Company relies on both industry surveys and analysis of proxy statements from peer companies (the “Market”) prepared by its compensation consultant to assess the market competitiveness of the components of its NEO compensation and to validate the appropriateness of TDC, including the appropriate mix of cash and equity, as well as NEO benefits and perquisites. Proxy statement data may not be available for all jobs that are direct comparisons to jobs held by the Company’s NEOs. In such cases, the Company relies more on the broader survey data to assess acceptable ranges for the elements of executive compensation. The Company also believes that internal equity is an important and necessary consideration in valuing jobs. The Company may, as a matter of policy, adjust individual components of TDC to align with the Market or with its general executive pay philosophy as described in the preceding section. However, the Company does not adjust components of TDC based on the amount of compensation earned by an NEO in any prior period.

In connection with determining 2019 executive compensation, the Company reviewed a market study of executive compensation at peer companies. The peer group is reviewed periodically for appropriateness, comparability in market segment and to account for merger and acquisition activity affecting the companies. Guidelines used for developing the peer group include: similar industry representation and revenue and market capitalization generally within the range of one-third to five times that of FMC. There were no changes to the peer group used in connection with determinations of 2019 executive compensation.

Air Products & Chemicals, Inc.	Ingredion Incorporated
Albemarle Corporation	International Flavors and Fragrances, Inc.
Ashland Global Holdings, Inc.	The Mosaic Company
Axalta Coating Systems Ltd.	Olin Corporation
Cabot Corporation	PolyOne Corporation
Celanese Corporation	PPG Industries
The Chemours Company	RPM International, Inc.
Eastman Chemical Company	The Scotts Miracle-Gro Company
Ecolab Inc.	Westlake Chemical Corporation
Huntsman Corporation	W. R. Grace & Co.

	Market Cap ($mm)	2017 Revenue ($mm)
20 Peers
25th percentile	$5,863	$3,252
Median	$9,139	$5,986
75th percentile	$13,848	$8,078
FMC Corporation	$12,709	$2,879
Rank	66%	13%

Note: Revenue amounts for the year ended December 31, 2017. Market capitalization amounts as of September 28, 2018.

Components of Executive Compensation

The NEO compensation program consists of three primary elements: base salary, an annual incentive and a long-term incentive. Each of these elements is commensurate with the level of responsibility and impact of our results for each executive.

Base Salary

Salary ranges for NEOs are established based on similar positions in other companies of comparable market capitalization, revenue, size and complexity included in the Market. Performance levels from “does not meet expectations” to “exceeds expectations” provide guidance for the administration of salaries.

Starting salaries are based on the employee’s skills, experience, expertise and expected job performance. Subsequent salary adjustments for the NEOs (except the CEO) are based on job performance as assessed by the CEO who recommends the appropriate base salary to the Compensation Committee for their approval. The Compensation Committee itself determines any salary adjustment for the CEO. Base salary reviews are part of the broader compensation review that occurs at the February meeting of the Compensation Committee and focus on the performance of the NEOs in their respective major responsibility areas. These include but are not limited to, financial management, customer relations, strategic planning and business development, operational excellence, safety performance, staffing and talent management,

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performance management, and litigation management. The following table represents the change in base salary for the NEOs in 2019. The salaries of Mr. Brondeau and Mr. Sandifer were increased by 3.0%, the standard budgetary amount, while Mr. Douglas’ and Ms. Utecht’s salaries remained the same. Mr. Reilly’s salary was increased from $342,798 to $450,000 on April 1, 2019 as a result of his promotion.

NEO	Annualized 2018 Base Salary		Annualized 2019 Base Salary	Cumulative % Change
Pierre Brondeau		$1,200,000	$1,236,000	3.0%
Mark Douglas†		$765,000	$765,000	0%
Andrew Sandifer		$500,000	$515,000	3.0%
Michael Reilly††	$	N/A	$450,000	N/A
Andrea Utecht†††		$513,254	$513,254	0%
†	Mr. Douglas was promoted to President and CEO-Elect, effective December 18, 2019.
††	Mr. Reilly was promoted to Executive Vice President, General Counsel, Chief Compliance Officer and Secretary effective April 1, 2019, succeeding Andrea Utecht.
†††	Ms. Utecht retired from the Company effective March 31, 2019.

Annual Cash Incentive

The annual cash incentive plan for executive officers is a cash plan that rewards NEOs for the achievement of key short-term objectives. Its structure aligns our NEOs’ interests with those of our stockholders by providing incentives to the NEOs to achieve certain short-term financial and operational results that the Compensation Committee views as critical to the execution of our business strategy.

The amount of the annual cash incentive opportunity and payout for the NEOs is determined as follows:

Step 1. Target Opportunities

The Compensation Committee determines a target cash incentive opportunity by taking the individual’s base salary and multiplying it by the individual’s target incentive percentage. The target incentive percentages are determined with reference to the peer company percentages of salary and the proportion of total direct compensation represented by the annual incentive, among other factors. There were no changes in annual incentive target percentages for Messrs. Brondeau and Douglas or Ms. Utecht, except that Ms. Utecht’s 2019 bonus opportunity was pro-rated to reflect her partial service during the year. The target percentage for Mr. Sandifer was increased to bring it closer to the market median. Mr. Reilly had new targets in connection with his promotion, effective April 1, 2019.

The Compensation Committee defined a payout curve which sets out the amount to be paid depending on actual performance. In order to motivate performance and underscore the centrality of achieving target, the Compensation Committee set the payout for achieving the threshold level of performance at 0%, with the payout increasing in a straight-line manner from 0% for threshold performance to 100% of the target opportunity for achieving target performance. The need to exceed approximately 89% of target as a critical threshold – below which the NEO earns no incentive – is explained in greater detail below. Similarly, the payout for achieving between target and maximum performance ranges from 100% of the target opportunity to 200% of the target opportunity, also with the payout increasing in a straight-line manner.

	2019 Threshold Level Opportunity	2019 Target Level Opportunity (as % of Applicable Base Salary)	2019 Maximum Level Opportunity (as % of Applicable Base Salary)
Pierre Brondeau	0%	120%	240%
Mark Douglas†	0%	80%	160%
Andrew Sandifer	0%	70%	140%
Michael Reilly††	0%	60%	120%
Andrea Utecht†††	0%	60%	120%
†	Mr. Douglas was promoted to President and CEO-Elect, effective December 18, 2019.
††	Mr. Reilly was promoted to Executive Vice President, General Counsel, Chief Compliance Officer and Secretary effective April 1, 2019, succeeding Andrea Utecht.
†††	Ms. Utecht retired from the Company effective March 31, 2019.

Step 2. Performance Measures

To determine payouts earned, the annual cash incentive plan has two categories of performance measures: a Company Measure and Individual Measures.

Company Measure

The Company Measure (“Business Performance Incentives,” or “BPI”), which represents 70% of the annual cash incentive opportunity, is:

Adjusted Earnings. The Compensation Committee determined to make Adjusted Earnings the Company-wide metric, in order to focus executive officers on what the Compensation Committee believes is the most critical strategic priority of profitability.

Adjusted Earnings is defined as net income (loss) attributable to FMC stockholders plus the sum of discontinued operations attributable to FMC Stockholders, net of income taxes and the after-tax effect of Corporate special charges (income) and Non-GAAP Tax adjustments.
Adjusted Earnings amounts in the annual cash incentive plan might differ from the amounts reported in our financial statements because the amounts shown for these performance measures have been adjusted to exclude gains or losses attributable to (i) certain extraordinary and/

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or non-recurring events (such as business acquisitions or dispositions or business restructuring charges), and (ii) certain other items not reflective of operating performance (such as the impact of changes in accounting principles). In 2019, however, these adjustments did not materially affect the amount of any NEO’s annual incentive award.

The Compensation Committee used Adjusted Earnings – a non-GAAP measure – as a performance metric in structuring our annual cash incentive program. We believe that this non-GAAP measure is helpful to management and investors as a measure of operating performance because it excludes various items that do not relate to or are not indicative of operating performance. Adjusted Earnings should not be considered as a substitute for net income (loss) or other measures of performance or liquidity reported in accordance with GAAP. For a reconciliation of Adjusted Earnings to the most directly comparable financial measures calculated and presented in accordance with GAAP, reference is made to the section captioned “Adjusted Earnings Reconciliation” on our Form 10-K for the year ended December 31, 2019, filed with the SEC on February 28, 2020.

Performance Goals

Target

In setting the target for the Company Measure, the Compensation Committee set it at a level that it considered rigorous and challenging, which took into account the relevant risks and opportunities. More specifically, the Compensation Committee reviewed the budget target set for the Company as a whole. The target was meaningfully above the prior year level, particularly after taking into account the Company’s disposition of its lithium business in connection with the Distribution of its remaining interest in Livent in March 2019, as well as the effects of currency fluctuations, raw materials costs and anticipated pricing increases. It then reviewed the relevant financial objectives set as a result of the detailed budgeting process, and assessed various factors related to the achievability of the budget target.

These factors include:

•	Risks associated with achieving specific actions which underpin the budget target, such as achieving manufacturing targets, launching new products, completing capital investments on-schedule, and obtaining cost savings;
•	The implied performance relative to peers;
•	The implied performance relative to prior years; and
•	Market conditions.

Threshold; Maximum

Having set the targets, the Compensation Committee also set the threshold and maximum performance levels. For 2019, the Committee set the threshold level at a relatively high performance level that equates to approximately 89% of the target for Adjusted Earnings. The Committee set the maximum level at a performance level that equates to approximately 111% of target for Adjusted Earnings, a level that presented a significant challenge requiring exceptionally strong performance.

The Compensation Committee assesses performance achievement against the performance metrics and determines the rating on each one, and then, based on the weighting given to each metric (if any), determines the weighted average of the results, which yields an overall BPI rating. The Company Measures (BPI) rating may range from 0 (at or below threshold) to 1.0 (target) to 2.0 (maximum).

	2019 Company Measures
Performance Metric	Below Threshold ($ in millions)	Threshold ($ in millions)	Target ($ in millions)	Maximum ($ in millions)	Actual Results(1) ($ in millions)	% Achievement (1)(2)	Equivalent Company Measures (BPI) Rating
Adjusted Earnings(2)	Less than 649	649	728	806	807	112%	2.0
	Less than ~89%	~89%	100%	~111%
Payout Percentage	0%	0%	100%	200%
(1)	The amounts shown for the performance measure may differ from the amount reported in our financial statements because it has been adjusted to exclude gains or losses attributable to (i) certain extraordinary and/or non-recurring events (such as business acquisitions or dispositions or business restructuring charges), and (ii) certain other items not reflective of operating performance (such as the impact of changes in accounting principles). In 2019, however, these adjustments did not materially affect the amount of any NEO’s annual incentive award.
(2)	Adjusted Earnings: Payouts for performance are determined linearly based on a straight-line interpolation of the applicable payout range (i.e., approximately 9.1% for each percentile change in performance between threshold and target and between target and maximum). No additional payout is made for Adjusted Earnings achievement in excess of $806 million.

Individual Measures

The Compensation Committee also considers Individual Measures (“Annual Performance Incentive,” or “API”), which represent 30% of the annual incentive target opportunity. The Individual Measures generally consist of non-financial objectives specific to each NEO, but may include financial measures at the discretion of the CEO. In early 2019, the Board met with the CEO, and the CEO met with the NEOs to discuss the specific items, and expectations of achievement, constituting the Individual Measures portion of the annual incentive for such individual executive officer.

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The CEO’s 2019 Individual Measures and performance with respect thereto resulting in the API rating set forth in the table below include the following:

	Individual Measures	Performance
Pierre Brondeau	• Safety: Continue the high focus on personal safety and increase focus on process safety; improve on Total Recordable Injury Rate (“TRIR”) of 0.1	• 2019 TRIR of 0.13 (excluding 2 injuries incurred at a non-FMC plant, this would be 0.11); result is in top decile of the chemical industry
• Stronger focus on process safety with no Category One incidents
• FMC recognized with multiple American Chemical Council awards for safety and sustainability
	• Financial: Deliver on targets for Sales, EBITDA and EPS; complete DuPont asset integration successfully	• Grew revenues 8% (11% organic) in a flat market; EBITDA of $1,220M, exceeding target, EBITDA margin improved from 25.9% to 26.5%; EPS of $6.09, up 17%
	• Transformation: Lead project to modernize enterprise resource planning system by transition to new SAP platform and exit of DuPont TSA	• Successful implementation of the new SAP pilot in Brazil; led management of process with plan and timeline to migrate former DuPont business to new SAP and exit TSA in Feb 2020 and final implementation later in 2020
	• Successful spin of Livent on March 1, 2019	• Spin process and separation were flawlessly executed on time
	• Diversity and Inclusion	• Continue to champion diversity within FMC and direct visible participation in rollout of new values program, affinity groups, and trainings

In addition, the CEO established Individual Measures unique to each NEO, including those set forth below, together with performance against such measures.

	Individual Measures	Performance
Mark Douglas†	• Safety: Target <0.05 TRIR; focus on process safety	• 2019 TRIR of 0.13 (excluding 2 injuries incurred at a non-FMC plant, this would be 0.11); result is in top decile of the chemical industry
• Implemented all process hazard assessments with a focus on Ronland plant; no Category One process safety incidents
	• Financial: Implementation of Five-Year-Plan and deliver 2019 financial results at/above target	• All financial targets met or exceeded; strong progress on strategic initiatives (Precision Agriculture and other technology investments; plant health; capacity expansion and Diamide strategy)
	• People: Implement Diversity & Inclusion agenda; develop succession plan for senior leader/Operating Committee roles	• Greater focus on diversity in hiring – led process to improve female representation in senior leader roles by 100 BPS during 2019; on succession, full working plan developed which includes quarterly talent review process by Operating Committee

	Individual Measures	Performance
Andrew Sandifer	• Safety: Demonstrate leadership	• Demonstrated safety in Finance organization, which had no recordables
	• People: Drive the evolution of FMC Finance; development of Finance Leadership Team	• Finance’s new service delivery model now developed and ready for implementation upon implementation of new SAP system; succession plan developed for key Finance roles
	• Financial: Deliver budgeted financial results with improving forecast accuracy	• FMC delivered very strong performance on EBITDA, adjusted earnings and EPS metrics; forecasting against those metrics improved
	• Financial: Implement the financial policies/strategies that were announced at the 2018 Investor Day	• 2019 results are above year one of Five Year Plan; returned cash to shareholders via buybacks and increased dividend; restructured FMC’s balance sheet with $1.5B debt offering (largest financing in in FMC history)
	• Transformation: Support the delivery of synergies from the new SAP system across all FMC functions	• Value Management Program plan developed to achieve substantial run-rate savings across IT, Finance, HR, Supply Chain and Procurement
	• Complete Lithium spin on March 1, 2019	• Livent was successfully spun-off on March 1, 2019

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	Individual Measures	Performance
Michael Reilly††	• Strategy: Develop and drive effective and efficient IP protection, particularly for diamides	• Patent landscape for Rynaxypyr® and Cyazypyr® AIs formed foundation for diamide strategy announced during Q319; member of senior team managing strategy to grow, defend and protect diamide franchise; multiple legal/advocacy successes
	• Data Privacy: Compliance with applicable regulations	• Successful delivery of data privacy notices to customers and streamlining of contract review processes; management of responses to incidents; review and refreshment of cyber security incident response plan
	• Compliance generally: Lead overall compliance efforts in the Company	• Launch of new and enhanced processes for compliance, significantly increased employee training, and efficient handling of investigations; partner with Internal Audit and Finance on proactive outreach program to smaller country organizations
	• Product Liability risk reduction	• Led team to assess potential product liability risks and developed plan to address/minimize those risks
	• Say-on-Pay: Participate in stockholder outreach to achieve a favorable vote	• 2019 Say-on-Pay proposal resulted in 93.1% approval vote
	• Maintain legal costs at or under budget	• Law Department costs came in below budget
†	Mr. Douglas was promoted to President and CEO-Elect, effective December 18, 2019.
††	Mr. Reilly was promoted to Executive Vice President, General Counsel, Chief Compliance Officer and Secretary effective April 1, 2019, succeeding Andrea Utecht.

For Individual Measures, the Compensation Committee assesses performance achievement against goals and determines the individual performance rating on each individual objective, and then, based on the weighting given to each goal, determines the weighted average of the results, which yields an overall individual rating. The Individual Measures rating may range from 0 to 2.0.

Step 3. Payout Calculation

Finally, the Compensation Committee takes 70% of the target cash incentive opportunity of each executive officer for the Company Measures component and multiplies it by the applicable Company Measures rating for the applicable performance metric or metrics, as the case may be, to determine the Company Measures amount to be paid. Similarly, the Compensation Committee takes 30% of the target cash incentive opportunity of each executive officer for the Individual Measures component and multiplies it by the applicable Individual Measures rating to determine the Individual Measures amount to be paid.

The Compensation Committee then adds the amounts for the Company Measures component and the Individual Measures components to determine the total 2019 annual incentive payout for each NEO. The Compensation Committee then presents the determination of incentive payout amounts to the Board for its review and approval.

NEO	Target Incentive	Company Measures (BPI): 70% of Target Incentive	Company Measures Rating	Company Measures Incentive Payout Amount	Individual Measures (API) 30% of Target	Individual Measures (API) Rating	Individual Measures Incentive Payout Amount	Total 2019 Incentive Payout Amount
Pierre Brondeau	$1,483,200	$1,038,240	2.0	$2,076,480	$444,960	2.0	$889,920	$2,966,400
Mark Douglas†	$612,000	$428,400	2.0	$856,800	$183,600	1.7	$312,120	$1,168,920
Andrew Sandifer	$360,500	$252,350	2.0	$504,700	$108,150	1.5	$162,225	$666,925
Michael Reilly††	$237,178	$166,025	2.0	$332,050	$71,153	1.5	$106,730	$438,780
Andrea Utecht†††	$76,064	$53,245	2.0	$106,490	$22,819	1.0	$22,819	$129,309
†	Mr. Douglas was promoted to President and CEO-Elect, effective December 18, 2019.
††	Mr. Reilly was promoted to Executive Vice President, General Counsel, Chief Compliance Officer and Secretary effective April 1, 2019, succeeding Andrea Utecht.
†††	Ms. Utecht retired from the Company effective March 31, 2019.

Long-Term Incentives

In 2019, long-term incentives were granted to executives via three different vehicles: performance-based restricted stock unit awards, stock options and time-based restricted stock unit awards.

The Compensation Committee believes that LTI awards should compensate NEOs, in a meaningful way, for delivering sustainable long-term value to stockholders. LTI awards for the NEOs, except for the CEO, are recommended by the CEO and approved by the Compensation Committee. The LTI award for the CEO is recommended by the Compensation Committee and approved by the full Board of Directors. All LTI awards are approved during the February meetings of the Compensation Committee and the Board.

Generally, LTIs vest based on the NEO’s continued service over a three-year period, except that NEOs vest sooner in certain retirement-eligible situations. Unvested LTIs are generally forfeited upon a cessation of service, but in certain scenarios, awards may vest upon or following a termination, as further described in the “Potential Payments Upon Termination or Change in Control” section of this proxy statement.

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2019 LTI Vehicle Mix

Equity Vehicle	2019 Allocation	Performance Metric; How Payouts Are Determined	Performance Period; Vesting Period	Rationale for Use
Performance-Based Restricted Stock Units (PRSUs)	50% (CEO) 40% (NEOs)	• 70%: Relative TSR	• 25% three-year period, • 25% each individual 1-year period	• Links with stockholder value creation • Aligns with stockholders • Filters out macroeconomic and other factors not within management’s control
		• 30%: three-year cumulative operating cash flow	• Three-year period	• Aligns with operational focus on returning cash to stockholders • Aligns with role of cash flow as a key driver of long-term value
Stock Options	30%	• Share price appreciation	• Three-year cliff vesting • Exercise price: closing price on grant date • 10-year term	• Prioritizes increasing stockholder value • Promotes long-term focus
Time-Based Restricted Stock Units (RSUs)	20% (CEO) 30% (NEOs)	• Value of stock	• Three-year cliff vesting	• Aligns with stockholders • Promotes retention • Provides value

Ms. Utecht did not receive an annual LTI award in 2019 because of her retirement in March 2019. The target values for the annual LTI awards granted in February of 2019 were as follows:

NEO	PRSUs ($)	Options ($)	RSUs ($)	Total ($)
Pierre Brondeau	2,850,000	1,710,000	1,140,000	5,700,000
Mark Douglas†	608,000	456,000	456,000	1,520,000
Andrew Sandifer	382,000	286,500	286,500	955,000
Michael Reilly††	183,600	137,700	137,700	459,000
†	Mr. Douglas was promoted to President and CEO-Elect, effective December 18, 2019.
††	Mr. Reilly was promoted to Executive Vice President, General Counsel, Chief Compliance Officer and Secretary effective April 1, 2019, succeeding Andrea Utecht.

Performance-Based Restricted Stock Unit Awards

Since 2016, performance-based awards have been granted in the form of performance-based restricted stock unit awards. The Compensation Committee believes that having share-based performance awards closely aligns pay with performance in the interests of the stockholders.

The number of performance-based restricted stock units earned is based on our achievement against two performance metrics, Relative TSR and three-year cumulative operating cash flow. The Committee utilized these two in order to focus executive officers on the critical strategic priorities of generating superior stockholder returns and generating long-term cash flow. Relative TSR represents 70% of overall performance, and three-year cumulative operating cash flow represents 30%. The Committee considers both metrics as building blocks to achieve our key strategic goals.

Relative TSR

The Compensation Committee has selected relative TSR because it ties executive officer compensation to the creation of stockholder value and aligns the interests of executive officers with those of our stockholders. By measuring our stock performance relative to peers, it mitigates the impact of macroeconomic factors, both positive and negative, that affect the industry and/or stock price performance and are beyond the control of management, and it provides rewards that are more directly aligned with performance through different economic cycles.

With respect to the relative TSR portion, following the same approach as last year and in an effort to maintain a consistent and robust peer group of relevant performance peers, the 2019-2021 peer group reflects all companies included in the S&P 1500 Composite Chemical Index plus select additional chemical company peers, including companies not included in the index but a part of the compensation peer group, as described above. The 2019-2021 peer group differs from the 2018-2020 peer group due to changes in the companies included in the S&P 1500 Composite Chemical Index and a change in the companies included in the FMC compensation peer group, as described above.

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AdvanSix Inc.	Innospec Inc.
Air Products and Chemicals, Inc.	International Flavors & Fragrances, Inc.
Akzo Nobel N.V.	Koppers Holdings, Inc.
Albemarle Corporation	Kraton Corporation
American Vanguard Corporation	LSB Industries, Inc.
Ashland Global Holdings Inc.	LyondellBasell Industries N.V.
Axalta Coatings Systems Ltd.	Minerals Technologies, Inc.
Balchem Corporation	The Mosaic Company
BASF SE	NewMarket Corporation
Cabot Corporation	Olin Corporation
Celanese Corporation	PolyOne Corporation
CF Industries Holdings, Inc.	PPG Industries, Inc.
The Chemours Company	Praxair, Inc.
DowDuPont Inc.	Quaker Chemical Company
Eastman Chemical Company	Rayonier Advanced Materials, Inc.
Ecolab, Inc.	RPM International, Inc.
Ferro Corporation	A. Schulman, Inc.
Flotek Industries, Inc.	The Scotts Miracle-Gro Company
H. B. Fuller Company	Sensient Technologies Corporation
FutureFuel Corp.	The Sherwin-Williams Company
W. R. Grace & Co.	Stepan Company
Hawkins, Inc.	Tredegar Corporation
Huntsman Corporation	Valhi, Inc.
Ingevity Corporation	Valvoline
Ingredion Incorporated	Westlake Chemical Corporation
Innophos Holdings, Inc.

In 2019, the Compensation Committee again selected relative TSR to incent management to achieve long-term stockholder returns and to reflect relative performance, not merely broad stock market moves. This metric also directly aligns management with stockholder interests. Relative TSR performance is calculated as four point-to-point measurements from 2019 to 2021. TSR performance is calculated for each of the three calendar years, as well as for the three-year period as a whole. Each of these four measurement periods carries a weight of 25% in calculating the final number of shares due. When the performance measure has been met for a particular calendar year during the three-year period of the award, that portion of units is “banked”, but is not considered “earned” and shares will not be delivered unless and until the executive remains in service for the three-year performance period (except in certain circumstances as described below under the heading entitled “Potential Payments Upon Termination or Change in Control”) and the performance is approved by the Compensation Committee. In addition, if cash dividends were paid to the Company’s stockholders during the applicable measurement period, dividend equivalent units are credited with respect to the banked units and are delivered to the executive if and when the banked units are delivered.

Any value earned by executives for these awards is based on the Company achieving a relative performance measure of TSR at or above the 35th percentile (the threshold), and units will be banked as set forth in the table below.

Level	Percentile Ranking of Company’s Total Stockholder Return Versus Peer Group Total Stockholder Return	Percentage of the Target Units Banked
Below Threshold	Below the 35th Percentile	0%
Threshold	35th Percentile	50%
Target	50th Percentile	100%
Maximum	80th Percentile or higher	200%

If the cumulative three-year TSR performance for the period is negative, that portion (25%) of the payout is capped at 100% (target). For example, in the event of a broad and protracted market downturn, if the Company’s cumulative three-year TSR performance is negative, but still superior to most of the peer group, the payout for the three-year measurement period will be limited to target (even though performance in that scenario would have exceeded target). The Compensation Committee believes it is appropriate to limit payout in such circumstances, notwithstanding relative outperformance.

The Compensation Committee believes that the increasing cyclicality of the Company’s business, particularly because, following the separation of its Lithium business in 2019, it is now a 100% agricultural sciences company, and the difficulty of finding peers with the same type of industry exposure, necessitate both a payment for performance beginning at the 35% TSR percentile, and a system for banking payouts based in part on one year periods.

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Cumulative Three-Year Operating Cash Flow

Beginning in 2019, the Compensation Committee added Three-Year Cumulative Operating Cash Flow as a performance metric, representing 30% of the performance-based RSUs. This metric was added because it is highly aligned with our strategy for creating stockholder value, including our operational focus on returning cash to stockholders, it is something over which management has substantial control, and it unites management toward a common goal.

Operating Cash Flow is calculated as Adjusted EBITDA plus or minus the change in working capital, with Adjusted EBITDA defined as net income (loss) before corporate special charges (income); discontinued operations, net of income taxes; interest expense, net; depreciation and amortization; and the provision (benefit) for income taxes. Three-Year Operating Cash Flow will be the sum of Operating Cash Flow of each individual year in the three-year period. The performance period runs from January 1, 2019 through December 31, 2021.

We believe that Three-Year Cumulative Operating Cash Flow, a non-GAAP measure, is helpful to management and investors as a measure of operating performance because it excludes various items that do not relate to or are not indicative of operating performance. Operating Cash Flow should not be considered as a substitute for cash flows from continuing operations or other measures of performance or liquidity reported in accordance with GAAP. For the definitions of Operating Cash Flow and Adjusted EBITDA and a reconciliation of these items to the most directly comparable financial measures calculated and presented in accordance with GAAP, reference is made to the sections captioned “Results of Operations - 2019, 2018 and 2017” on p. 23 and “Liquidity and Capital Resources – Statement of Cash Flows” on p. 33, in each case of our Form 10-K for the year ended December 31, 2019, filed with the SEC on February 28, 2020.

We do not publicly disclose our specific performance measure targets and the corresponding minimums and maximums before the conclusion of the three-year performance period, because of the potential for competitive harm from such disclosure. This measure is competitively sensitive and would reveal information about our view of our anticipated trajectory, which is not otherwise public. The Compensation Committee believes that it has set the performance goal at a rigorous and challenging level so as to require significant effort and achievement by our executive officers to be attained, and that such goal has been established in light of the macroeconomic and industry environments, as well as our internal forecast. After the end of the performance period, the targets and achievement relative to such targets will be disclosed.

The Compensation Committee granted performance-based restricted stock units to the CEO and the other NEOs in early 2019, which grants were subsequently adjusted on March 1, 2019 in connection with Livent’s spin-off, as described in the “Executive Compensation Tables” section below. The following number of PRSUs were granted to the NEOs in 2019, reflected on a post-adjustment basis:

NEO	PRSUs (#)
Pierre Brondeau	40,880
Mark Douglas†	8,721
Andrew Sandifer	5,479
Michael Reilly††	2,634
†	Mr. Douglas was promoted to President and CEO-Elect, effective December 18, 2019.
††	Mr. Reilly was promoted to Executive Vice President, General Counsel, Chief Compliance Officer and Secretary effective April 1, 2019, succeeding Andrea Utecht.

Performance Periods Completed as of 2019 Year End

Below are the performance results for performance-based RSU performance periods that closed on or before December 31, 2019. Because of changes beginning in 2017 regarding the calculation methodology relating to the reinvestment of dividends and changes in the peer groups used for different grants, outcomes for the same year (i.e. the 2019 performance period) differ slightly under the various grants.

2017-2019 Performance-Based RSU Awards

For the 2017-2019 performance periods, the Company’s relative TSR performance was as follows:

	TSR	Peer Group†	Target			TSR
Measurement Periods	Performance	Percentile	0.0	1.0	2.0	Rating
2017-2019 Grant Year 1 (2017 TSR)	65.12%	88%	35%	50%	80%	2.00
2017-2019 Grant Year 2 (2018 TSR)	(24.14)%	47%	35%	50%	80%	0.92
2017-2019 Grant Year 3 (2019 TSR)	49.59%	88.6%	35%	50%	80%	2.00
3 Year TSR 2017-2019	99.66%	97.8%	35%	50%	80%	2.00
†	As noted above, the 2018-2020 peer group differs from the 2017-2019 peer group.

2018-2020 Performance-Based RSU Awards

For the performance periods of 2018 and 2019, the Company’s relative TSR performance was as follows:

	TSR	Peer Group†	Target
Measurement Periods	Performance	Percentile	0.0	1.0	2.0	TSR Rating
2018-2020 Grant Year 1 (2018 TSR)	(24.14)%	51%	35%	50%	80%	1.03
2018-2020 Grant Year 2 (2019 TSR)	49.59%	87.8%	35%	50%	80%	2.0
†	As noted above, the 2018-2020 peer group differs from the 2017-2019 peer group.

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2019-2021 Performance-Based RSU Awards

For the 2019 performance period, the Company’s relative TSR performance was as follows:

	TSR	Peer Group†	Target
Measurement Periods	Performance	Percentile	0.0	1.0	2.0	TSR Rating
2019-2021 Grant Year 1 (2019 TSR)	49.59%	89.6%	35%	50%	80%	2.0
†	As noted above, the 2018-2020 peer group differs from the 2017-2019 peer group.

As described above, beginning in 2019, the Compensation Committee added Three-Year Cumulative Operating Cash Flow as a performance metric, representing the other 30% of the total calculation for performance-based RSUs. Because this metric is measured cumulatively following the three-year performance period, our performance relative to the target for this metric, and the number of PRSUs earned, will be reported following the end of the 2019-2021 performance period.

Stock Option Awards

In addition to motivating performance through the performance-based restricted stock units, the Committee structured the balance of the equity vehicles and the relative weight assigned to each type to motivate stock price appreciation over the long term through stock options, which deliver value only if the stock price increases, and to ensure some amount of value delivery through time-based restricted stock units, which are complementary because they have upside potential but deliver some value even if the stock price does not go up, while also reinforcing an ownership culture and commitment to us.

Stock options cliff-vest after three years, which reinforces the creation of sustainable long-term stockholder value and promotes retention.

In determining the number of options required to meet the compensation level approved for the CEO or an NEO, the Company divides that portion of the Compensation Committee-approved LTI award value related to stock options by the fair value of the option based on a Black-Scholes pricing model calculation using a 30-day average stock price for the period immediately preceding the February meeting of the Compensation Committee.

The exercise price of all stock option awards to NEOs is equal to the closing price of the Company’s stock on the date of the grant.

Time-Based Restricted Stock Unit Awards

Time-based restricted stock units also cliff-vest after three years.

In determining the amount of restricted stock units required to meet the compensation level approved for the CEO or an NEO, the Company divides that portion of the LTI award value related to restricted stock units for that year by a 30-day average stock price for the period immediately preceding the February meeting of the Compensation Committee. During the vesting period, if cash dividends are paid to the Company’s stockholders, the NEO will generally receive a special cash payment equal to the amount he or she would have received had he or she been the record holder of the shares underlying the RSUs when the dividend was declared and paid.

Generally, once the vesting condition is satisfied, the shares, less any shares used to satisfy statutory tax withholding obligations, are issued to the CEO or an NEO.

2020 Compensation Changes Related to Leadership Transition

In December 2019, we announced that our Board had appointed Mr. Douglas to the positions of President and Chief Executive Officer, effective June 1, 2020, and that Mr. Brondeau would transition to the role of Executive Chairman on that date, assuming his re-election as a director at the Annual Meeting.

Mark Douglas

In connection with Mr. Douglas’ appointment as Chief Executive Officer, after considering market data, internal equity, advice from its independent compensation consultant and other factors, the Compensation Committee adjusted his compensation as follows:

•	Base salary increased to $1,050,000 from $765,000, effective June 1, 2020.
•	Target annual incentive increased to 110% from 80% of annual base salary, but pro-rated for 2020 to reflect his mid-year promotion.
•	2020 long-term incentive equity awarded in the form of 50% performance-based RSUs, 30% stock options and 20% time-based restricted stock units. The target grant date value of this award was $3,666,700, which reflects pro-ration in light of his mid-year promotion.

Mr. Douglas’ projected 2020 compensation is reflected in the below table.

Mark Douglas Projected 2020 Compensation

		President Prorated Pay		CEO Prorated Pay
Pay Element	President Target Pay	(1/1 to 5/31)(1)	CEO Target Pay	(6/1 to 12/31)	Total 2020 Target Pay
Base Salary	$765,000	$318,750	$1,050,000	$612,500	$931,250
Target Annual Incentive	$612,000	$255,000	$1,155,000	$673,750	$928,750
% of Base Salary	80%	80%	110%	110%	—
Long-Term Incentive Awards	$1,520,000	$633,350	$5,200,000	$3,033,350	$3,666,700
% of Base Salary	~200%	~200%	~500%	~500%	—
Target Total Direct Compensation	$2,897,000	$1,207,100	$7,405,000	$4,319,600	$5,526,700
(1)	2020 President amounts reflect no change from 2019 amounts.

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Pierre Brondeau

In connection with the change in his role and responsibilities, and after considering market data, internal equity, advice from its independent compensation consultant and other factors, the Committee adjusted Mr. Brondeau’s compensation as follows:

•	Base salary reduced to $600,000, effective on June 1, 2020.
•	No annual incentive as Executive Chairman, although Mr. Brondeau will remain eligible for a pro-rated 2020 annual incentive in respect of his service as CEO during the first five months of the year.
•	2020 long-term incentive equity award in the form of 50% performance-based RSUs, 30% stock options and 20% time-based restricted stock units. The target grant date value of this award was $2,666,700, which reflects pro-ration in light of his five months of service as CEO and seven months of service as Executive Chairman.

Mr. Brondeau’s projected 2020 compensation is reflected in the below table.

Pierre Brondeau Projected 2020 Compensation

Pay Element	CEO Target Pay	CEO Prorated Pay	Exec Chair Target Pay	Exec Chair Prorated Pay	Total 2020 Target Pay
Base Salary	$1,236,000	$515,000	$600,000	$350,000	$865,000
Target Annual Incentive	$1,483,200	$618,000	No Bonus	NA	$618,000
% of Base Salary	120%	120%	0%	0%	—
Long-Term Incentive Awards	$5,700,000	$2,375,000	$500,000	$291,700	$2,666,700
Target Total Direct Comp	$8,419,200	$3,508,000	$1,100,000	$641,700	$4,149,700

Mr. Brondeau’s target total compensation in his position as Executive Chairman reflects a decrease of more than 85% from his full compensation as Chief Executive Officer, which was consistent directionally with the recommendation of the Compensation Committee’s independent compensation consultant to align with median market practice.

Additional Compensation Policies and Practices

Executive Stock Ownership Policy

The Company has established guidelines setting expectations for the ownership of Common Stock by executive officers. The ownership targets are as follows:

Position	Required Salary Multiple
Chief Executive Officer/Executive Chairman	6x base salary
Chief Financial Officer	3x base salary
All other NEOs	2x base salary

These ownership guidelines are reviewed against our peer company practices and, if necessary, adjusted every other year in conjunction with the formal market study of executive compensation. NEOs have a period of up to five years from the date of their appointment to meet the guidelines. In addition, the Company does not permit the sale of shares acquired upon the exercise of options or upon the vesting of time-based or performance-based restricted stock unit awards in an amount greater than 50% of the grant if the ownership targets have not been met.

All NEOs are in compliance with current ownership guidelines.

Anti-Hedging and Anti-Pledging Policies

The Company considers it inappropriate for directors and officers to engage in certain transactions related to the securities of the Company which could result in their interests no longer being aligned with the interests of other stockholders of the Company. Therefore, its securities trading policy and Anti-Hedging Policy restrict these persons from hedging and pledging the Company’s Common Stock.

The restrictions apply to all of the Company’s directors and executive officers and to immediate family members residing in their households (the “insiders”), to trusts maintained for the principal benefit of an insider, and to other entities (such as partnerships or corporations) which are effectively controlled by an insider.

Hedging. Certain hedging and monetization transactions, such as zero-cost collars and forward sale contracts, allow an investor to lock in much of the value of the investor’s stock holdings and provide protection from decreases in the value of the stock and also limit or eliminate the investor’s ability to profit from an increase in the value of the stock. These transactions can therefore cause an investor’s interests to be misaligned with other stockholders of the Company. Accordingly, the Company prohibits insiders from engaging in any hedging transactions, including short sales and monetization transactions involving options, puts, calls, prepaid variable forward contracts, equity swaps, collars and exchange funds or other derivatives, that are designed to hedge or speculate on any change in the market value of Common Stock. The Company further prohibits any transaction that would directly or indirectly reduce the risk of holding Common Stock.

Pledging. The Company prohibits insiders from pledging or creating a security interest in the Common Stock, including by purchasing Common Stock on margin or holding Common Stock in a margin account.

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Clawback Policy

The Company has adopted a clawback policy designed to recoup incentive compensation paid to executive officers based on erroneously prepared financial statements. If an accounting restatement is required because of material non-compliance with any financial reporting requirement, all incentive compensation paid or credited to each current or former executive officer for the restated period (up to three years) will be recalculated based on restated results. To the extent the recalculated incentive compensation is less than the incentive compensation actually paid or credited to such executive officer for that period, the excess amount must be forfeited or returned to the Company. Alternatively, the Company is authorized to offset the forfeitable amount from compensation owed currently or in the future to such executive officer. The Compensation Committee is authorized to interpret this policy and make all determinations necessary for the policy’s operation.

Tax Deductibility of Executive Compensation

Generally, a public company cannot deduct compensation in excess of $1 million paid in any year to a Company’s chief executive officer, chief financial officer and the three other most highly compensated officers. Traditionally, certain “qualified performance-based compensation” was not subject to this $1 million limitation. 2017 tax reform, however, eliminated the “qualified performance-based compensation” exemption. Nevertheless, our Compensation Committee continues to view pay for performance as an important part of our executive compensation policy.

Potential Benefits Related to Change in Control or NEO Termination

The Compensation Committee believes that the long-term interests of stockholders are best served by providing reasonable income protection for NEOs to address potential change in control situations in which they may otherwise be distracted by their potential loss of employment in the event of a successful transaction. The Company has entered into an executive severance agreement with each NEO that provides certain financial benefits in the event of a change in control. These are “double trigger” arrangements – i.e., severance benefits under these arrangements are only triggered by a qualifying event (see section of this proxy statement entitled “Potential Payments Upon Termination or Change in Control”) that also results in the executive’s termination of employment under certain specified circumstances within 24 months following the event. Likewise, unless the Board decides otherwise, upon a change in control, the vesting of otherwise unvested LTI awards will accelerate only upon the occurrence of a termination of employment in connection with the change in control. The Compensation Committee also determined that, beginning in 2010, the Company would not enter into any agreements to pay an additional cash amount to cover any excise or similar tax under Section 4999 of the IRC (a “gross-up”) in respect of any of the benefits subject to such excise taxes for any individual newly eligible for a change-in-control agreement. Following Ms. Utecht’s retirement, none of the NEOs have an entitlement to a gross-up. In addition, the Compensation Committee has approved benefit guidelines applicable to the NEOs in the event of the termination of their employment unrelated to a change in control, which are intended to provide reasonable transition assistance. The details of all of the above-described benefits are set forth in the section of this proxy statement entitled “Potential Payments Upon Termination or Change in Control”.

Pension Benefits

Only Ms. Utecht and Mr. Reilly are eligible for retirement benefits under (i) a qualified defined benefit plan (the “Qualified Plan”) available on a non-discriminatory basis to all employees hired before July 2007 who meet the service criteria; and (ii) a nonqualified defined benefit plan (the “Nonqualified Plan”), which is designed to restore the benefits that would have been earned under the Qualified Plan, absent the limits placed by the Internal Revenue Code. The details of these defined benefit plans are set forth in the 2019 Pension Benefits Table and the narrative that follows it.

Compensation and Organization Committee Report

This Compensation and Organization Committee Report shall not be deemed to be incorporated by reference into any filing made by the Company under the Securities Act of 1933 or the Exchange Act, notwithstanding any general statement contained in any such filing incorporating this proxy statement by reference, except to the extent the Company incorporates such Report by specific reference.

The Compensation and Organization Committee has reviewed and discussed the Compensation Discussion and Analysis with the management of the Company. Based on this review and these discussions, we have recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s Annual Report on Form 10-K and the Company’s proxy statement.

The preceding report has been furnished by the following members of the Compensation and Organization Committee:

C. Scott Greer, Chairman

K’Lynne Johnson

Paul J. Norris

William H. Powell

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Executive Compensation Tables

In October 2018, the Company began the separation of its Lithium business with the initial public offering of approximately 16 percent of Livent shares (the “IPO”). FMC subsequently completed the separation with a distribution of its remaining stake in Livent (approximately 84 percent) to FMC stockholders on March 1, 2019 (the “Distribution”).

In connection with the Distribution, outstanding equity awards held by NEOs were adjusted as follows, in each case in order to preserve the intrinsic value of the original awards:

•	Each share of FMC common stock underlying an oustanding RSU or PRSU that was granted before 2019 was converted into one share of FMC common stock and 0.935301 Livent shares. Each share of FMC common stock underlying an oustanding RSU or PRSU that was granted in 2019 was converted into 1.1554 shares of FMC common stock. In each case, the FMC and/or Livent shares continued to be subject to the same vesting schedules and terms and conditions of the pre-adjusted awards.
•	FMC stock options continued to be denominated in FMC common stock, but the number of shares and the exercise price of the shares subject to those options were adjusted. Each outstanding FMC stock option was converted into 1.1554 FMC stock options, and the original exercise price of each stock option was adjusted by dividing it by 1.1554. The FMC stock options continued to be subject to the same vesting schedules and terms and conditions of the pre-adjusted awards.

Unless otherwise indicated, all of the Executive Compensation Tables and accompanying footnotes present share numbers on a post-Distribution basis.

SUMMARY COMPENSATION TABLE 2019

Name and Principal Position (a)	Year (b)	Salary ($) (c)	Bonus ($) (d)	Stock Awards(1)(2) ($) (e)	Option Awards(1) ($) (f)	Non-Equity Incentive Plan Compensation(3) ($) (g)	Change In Pension Value(4) ($) (h)	All Other Compensation(5) ($) (i)	Total ($) (j)
PIERRE BRONDEAU Chief Executive Officer and Chairman of the Board	2019	1,227,000	—	4,805,783	1,956,818	2,966,400	N/A	580,551	11,536,552
	2018	1,200,000	—	3,934,414	1,595,764	2,707,200	N/A	557,174	9,994,552
	2017	1,191,610	—	3,766,572	1,605,902	5,909,567	N/A	538,222	13,011,873
MARK DOUGLAS† President and Chief Operating Officer	2019	765,000	—	1,243,245	521,814	1,168,920	N/A	215,182	3,914,161
	2018	705,023	—	665,618	279,950	1,019,400	N/A	174,672	2,844,663
	2017	598,321	—	573,952	245,032	1,235,248	N/A	166,696	2,819,249
ANDREW SANDIFER Executive Vice President and Chief Financial Officer	2019	511,250	—	774,396	327,841	666,925	N/A	91,174	2,371,586
	2018	438,555	—	151,726	74,581	443,773	N/A	67,224	1,175,859
	2017	—	—	—	—	—	N/A	—	—
MICHAEL REILLY†† Executive Vice President, General Counsel, Chief Compliance Officer and Secretary	2019	423,200	—	370,897	157,567	438,780	817,540	32,971	2,240,955
	2018	—	—	—	—	—	—	—	—
	2017	—	—	—	—	—	—	—	—
ANDREA UTECHT(6)††† Former Executive Vice President, General Counsel and Secretary	2019	128,313	200,000	13,608	0	129,309	0	56,135	527,365
	2018	513,254	—	499,842	209,969	551,234	92,396	75,333	1,942,028
	2017	509,516	—	455,922	194,654	942,451	391,958	72,655	2,567,156
(1)	The amounts in these columns reflect the grant date fair value of stock and option awards computed in accordance with FASB ASC Topic 718, excluding the effect of estimated forfeitures. See Note 16 to the Consolidated Financial Statements contained in the Company’s report on Form 10K for the year ended December 31, 2019 for the assumptions used in the valuations that appear in these columns with respect to awards denominated in FMC stock. The awards in column (e) are comprised of restricted stock units and performance-based restricted stock units.
(2)	For 2019, the amounts listed in this column include the following grants denominated in FMC common stock: (i) performance-based restricted stock unit grants for Mr. Brondeau, 40,880 units; for Mr. Douglas, 8,721 units; for Mr. Sandifer, 5,479 units; and for Mr. Reilly, 2,634 units; and (ii) annual restricted stock unit grants including dividend equivalent units granted in connection with banked PRSUs, for Mr. Brondeau, 18,218 units; for Mr. Douglas, 6,767 units; for Mr. Sandifer, 4,163 units; and for Mr. Reilly, 1,983 units. Ms. Utecht did not receive any long-term incentive grants in 2019, but she received 180 dividend equivalent units in connection with previously granted PRSUs. Per SEC rules, the values of PRSUs are reported in this column based on their probable (target) outcomes at the grant date. However, the terms of the PRSUs permit additional shares to be earned based on above-target performance. In each case, the maximum numbers of shares that may be earned is equal to twice the target amount. The grant date value of the maximum number of shares that may be earned under the PRSUs was $6,853,450 for Mr. Brondeau, $1,462,042 for Mr. Douglas, $918,560 for Mr. Sandifer, and $441,589 for Mr. Reilly.
(3)	For 2019, amounts listed in this column were amounts paid with respect to the Annual Incentive for 2019.
(4)	For 2019, the amounts listed in this column are attributable to changes in the pension values under the Company’s qualified and nonqualified defined benefit plans. Details of these defined benefit plans are set forth in the Pension Benefits Table 2019 and the narrative that follows. Ms. Utecht’s change in pension value is reported as zero in this column because it was a negative value (-$2,159,003) due to the distribution of her nonqualified defined benefit pension plan account balance on the six month anniversary of her retirement, as further described in the narrative that follows the Pension Benefits Table 2019.

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(5)	For 2019, the amounts stated in this column include: (i) with respect to the employer matching contribution to the FMC Corporation Savings and Investment Plan, for Messrs. Brondeau, Douglas, Sandifer and Reilly, and Ms. Utecht, $11,200; (ii) with respect to the employer matching contribution to the FMC Corporation Non-Qualified Savings and Investment Plan, for Mr. Brondeau, $146,168; for Mr. Douglas, $60,176; for Mr. Sandifer, $17,283; for Mr. Reilly, $8,854; and for Ms. Utecht, $18,746. (iii) with respect to employer core contributions to the Qualified and Nonqualified Savings and Investment Plans, for Mr. Brondeau, $14,000 for the Qualified Plan and $182,710 for the Nonqualified Plan; for Mr. Douglas, $14,000 for the Qualified Plan and $75,220 for the Nonqualified Plan; and for Mr. Sandifer, $14,000 for the Qualified Plan and $33,751 for the Nonqualified Plan; and (iv) with respect to dividends paid on unvested restricted stock units, for Mr. Brondeau, $162,863; for Mr. Douglas, $46,262; for Mr. Sandifer, $11,596; for Mr. Reilly, $8,482; and for Ms. Utecht, $17,422. The amounts in this column also include the aggregate incremental costs for the following: for Mr. Brondeau, personal use of the Company airplane, $40,353, club memberships and reserved parking; for Mr. Douglas, financial planning and reserved parking; for Mr. Sandifer, financial planning and reserved parking; for Mr. Reilly, financial planning and reserved parking; and for Ms. Utecht, financial planning, executive long-term disability insurance and reserved parking. The aggregate incremental cost for each of the foregoing perquisites and personal benefits that was quantified was calculated based on the amount the Company or its affiliate paid for such benefit times the percentage of personal use not reimbursed to the Company or its affiliate.
(6)	As reflected in the “Bonus” column, Ms. Utecht received a special bonus of $200,000 for the successful completion of the Livent transaction, which closed prior to her March 31, 2019 retirement.
†	Mr. Douglas was promoted to President and CEO-Elect, effective December 18, 2019.
††	Mr. Reilly was promoted to Executive Vice President, General Counsel, Chief Compliance Officer and Secretary effective April 1, 2019, succeeding Andrea Utecht.
†††	Ms. Utecht retired from the Company effective March 31, 2019.

The Summary Compensation Table lists all 2017, 2018 and 2019 compensation, as defined by the rules of the SEC, for the Chief Executive Officer, the Chief Financial Officer during any part of 2019, and each of the Company’s other executive officers that served as of the end of the fiscal year and Ms. Utecht. The base salary, Annual Incentives and Long-Term Incentives (consisting of stock options, restricted stock units and performance-based restricted stock units), paid or awarded to these officers were determined by the Compensation Committee, as also described in the Compensation Discussion and Analysis. The material terms of the Annual Incentive and Long-Term Incentive awards are also described under “Components of Executive Compensation” under the Compensation and Discussion Analysis. The material terms of the qualified and nonqualified defined benefit plans, which are the basis for the accruals reported in Column (g) of the Summary Compensation Table above, are described in the narrative to the Pension Benefits Table.

Prior to 2016, we granted performance-based awards in the form of performance-based cash awards. The change in 2016 from performance-based cash to performance-based RSUs affects the presentation of LTI in the Summary Compensation Table above because of differences in how cash and stock are required to be reported under SEC rules. Specifically, performance-based cash is reported only when and if earned. However, performance-based RSUs are reported in the year of grant, based on their grant date (i.e. target) value, without regard to when or if the awards are ultimately earned. Because of this required difference in presentation:

•	2017 compensation in the Summary Compensation Table includes both amounts earned for the 2015-2017 performance-based cash awards and 2017-2019 PRSUs
•	2018 compensation in the Summary Compensation Table includes the 2018-2020 PRSUs
•	2019 compensation in the Summary Compensation Table includes the 2019-2021 PRSUs

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GRANTS OF PLAN-BASED AWARDS TABLE 2019

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards Number of Shares of Stock or Units(2)			All Other Stock Awards:	All Other Option Awards:	Exercise	Grant Date Fair
Name (a)	Grant Date (b)		Threshold ($) (c)	Target ($) (d)	Maximum ($) (e)	Threshold (#) (f)	Target (#) (g)	Maximum (#) (h)	Number of Shares of Stock or Units (#) (i)	Number of Securities Underlying Options (#) (j)	or Base Price of Option Awards ($/sh) (k)	Value of Stock and Option Awards ($) (l)
Pierre Brondeau	N/A		0	1,483,200	2,966,400
	2/20/2019	(3)				14,308	28,616	57,232				2,498,601
	2/20/2019	(4)				6,132	12,264	24,528				928,262
	2/20/2019								16,641			1,259,557
	2/4/2019								1,577			119,363
	2/20/2019									104,867	75.69	1,956,818
Mark Douglas†	N/A		0	612,000	1,224,000
	2/20/2019	(3)				3,052	6,104	12,208				532,970
	2/20/2019	(4)				1,309	2,617	5,234				198,081
	2/20/2019								6,578			497,889
	2/4/2019								189			14,305
	2/20/2019									27,964	75.69	521,814
Andrew Sandifer	N/A		0	360,500	721,000
	2/20/2019	(3)				1,918	3,836	7,672				334,940
	2/20/2019	(4)				822	1,643	3,286				124,359
	2/20/2019								4,118			311,691
	2/4/2019								45			3,406
	2/20/2019									17,569	75.69	327,841
Michael Reilly††	N/A		0	237,178	474,357
	2/20/2019	(3)				922	1,844	3,688				161,009
	2/20/2019	(4)				395	790	1,580				59,795
	2/20/2019								1,983			150,093
	2/20/2019									8,444	75.69	157,567
Andrea Utecht†††	N/A		0	76,064	152,128
	2/4/2019								150			11,354
	2/20/2019								30			2,271
(1)	The actual amount of the Annual Incentive paid to the NEO with respect to 2019 is stated in Column (g) of the Summary Compensation Table. The threshold, target and maximum performance signify performance that will yield a BPI rating of 0, 1.0 and 2.0, respectively. In order for any payout to be earned, performance must exceed the threshold level. The percentage of salary awarded for performance falling between the threshold and target achievement levels and the target and maximum achievement levels is determined using straight-line interpolation.
(2)	Consists of performance-based RSUs awarded under our long-term equity incentive compensation plan. Each PRSU is equivalent to one share of our common stock. The PRSUs are earned for achieving specified relative TSR percentile ranks during the three-year performance period beginning January 1, 2019 and ending December 31, 2021. See “Performance-Based Restricted Stock Unit Awards” under Compensation Discussion and Analysis, Long-Term Incentives for a discussion of the terms of these performance-based RSUs.
(3)	The PRSUs reflected in this row are earned for achieving specified relative TSR percentile ranks during the three-year performance period beginning January 1, 2019 and ending December 31, 2021. See “Performance-Based Restricted Stock Unit Awards” under Compensation Discussion and Analysis, Long-Term Incentives for a discussion of the terms of these performance-based RSUs.
(4)	The PRSUs reflected in this row are earned for achieving specified three-year cumulative operating cash flow levels during the three-year performance period beginning January 1, 2019 and ending December 31, 2021. See “Cumulative Three-Year Operating Cash-Flow” under Compensation Discussion and Analysis, Long-Term Incentives for a discussion of the terms of these performance-based RSUs.
†	Mr. Douglas was promoted to President and CEO-Elect, effective December 18, 2019.
††	Mr. Reilly was promoted to Executive Vice President, General Counsel, Chief Compliance Officer and Secretary effective April 1, 2019, succeeding Andrea Utecht.
†††	Ms. Utecht retired from the Company effective March 31, 2019.

Each of the awards contained in the Grants of Plan-Based Awards Table above were granted under the FMC Incentive Compensation and Stock Plan, which is administered by the Compensation Committee. The FMC Incentive Compensation and Stock Plan provides for annual, as well as long-term incentive awards.

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OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END TABLE 2019

As described in the introduction to the Executive Compensation Tables above, outstanding RSUs and PRSUs that were granted before 2019 were converted, upon the Distribution, into awards denominated in both FMC and Livent stock. The Outstanding Equity Awards Table below reflects both the FMC component and the Livent component of awards that remained outstanding at fiscal year-end.

	Option Awards						Stock Awards
Name (a)	Security	Number of Securities Underlying Unexercised Options Exercisable (#) (b)	Number of Securities Underlying Unexercised Options Unexercisable(1) (#) (c)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#) (d)	Option Exercise Price ($) (e)	Option Expiration Date (f)	Number of Shares or Units of Stock That Have Not Vested(2) (#) (g)		Market Value of Shares or Units of Stock That Have Not Vested ($) (h)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested(3) (#) (i)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (j)
Pierre Brondeau	FMC	55,130			63.13	2/17/2024	18,559	(4)	1,852,559
	FMC		118,481		49.89	2/27/2027	12,302	(5)	1,227,986
	FMC		71,739		73.78	2/15/2028	16,351	(6)	1,632,157
	FMC		104,867		75.69	2/20/2029	23,785	(7)	2,374,219	30,756	(8)	3,070,064
	FMC						14,544	(9)	1,451,782	42,924	(10)	4,284,674
	FMC						0		0	3,066	(11)	306,048
	Livent						21,878	(7)	187,057	28,764	(8)	245,932
	Livent						17,358	(4)	148,411
	Livent						11,506	(5)	98,376
Mark Douglas†	FMC	1,651			51.48	2/18/2023	4,248	(4)	424,035
	FMC	9,969			63.13	2/17/2024	3,237	(5)	323,117
	FMC	13,601			54.89	2/27/2025	6,540	(6)	652,823
	FMC						3,339	(7)	333,299	4,316	(8)	430,823
	FMC		18,078		49.89	2/27/2027	3,103	(9)	309,741	9,156	(10)	913,952
	FMC		12,585		73.78	2/15/2028	0		0	655	(11)	65,382
	FMC		27,964		75.69	2/20/2029
	Livent						3,071	(7)	26,257	4,036	(8)	34,508
	Livent						3,973	(4)	33,969
	Livent						3,027	(5)	25,881
Andrew Sandifer	FMC	2,652			51.48	2/18/2023	1,322	(4)	131,962
	FMC	2,094			63.13	2/17/2024	862	(5)	86,045
	FMC	2,857			54.89	2/27/2025	4,109	(6)	410,160
	FMC		5,625		49.89	2/27/2027	669	(7)	66,780	864	(8)	86,244
	FMC		3,352		73.78	2/15/2028	1,950	(9)	194,649	5,754	(10)	574,364
	FMC		17,569		75.69	2/20/2029	0		0	411	(11)	41,026
	Livent						615	(7)	5,258	808	(8)	6,908
	Livent						1,236	(4)	10,568
	Livent						806	(5)	6,891
Michael Reilly††	FMC	2,747			51.48	2/18/2023	991	(4)	98,922
	FMC	2,168			63.13	2/17/2024	1,053	(12)	105,110
	FMC	2,958			54.89	2/27/2025	647	(5)	64,584
	FMC	8,502			32.36	2/25/2026	1,975	(6)	197,145
	FMC		4,219		49.89	2/27/2027	503	(7)	50,209	648	(8)	64,683
	FMC		2,514		73.78	2/15/2028	938	(9)	93,631	2,766	(10)	276,102
	FMC		8,444		75.69	2/20/2029	0		0	198	(11)	19,764
	Livent						460	(4)	3,933	604	(8)	5,164
	Livent						926	(5)	7,917
	Livent						605	(6)	5,173
	Livent						984	(12)	8,413
Andrea Utecht†††	FMC	7,920			63.13	2/17/2024	0		0	3,240	(8)	323,417
	FMC	10,805			54.89	4/1/2024
	FMC	14,361			49.89	2/27/2027
	FMC	9,439			73.78	2/15/2028
	Livent									3,028	(8)	25,889

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(1)	For the option awards with an expiration date of 2/27/2027, the vesting date is 2/27/2020; for the awards with an expiration date of 2/15/2028, the vesting date is 2/15/2021; and for the awards with an expiration date of 2/20/2029, the vesting date is 2/20/2022.
(2)	The stock award numbers shown in column (g) indicate the number of shares subject to outstanding awards that were subject to time-based vesting conditions as of fiscal year-end. In the case of PRSUs banked based on relative TSR measures, the amounts in this column reflect the number of shares banked based on actual performance outcomes and dividend equivalent units credited with respect to those banked units.
(3)	The stock award numbers shown in column (i) represent the portion(s) of PRSU awards that were subject to open performance periods at fiscal year end. The numbers are presented in the table in accordance with SEC rules, but actual performance outcomes for those awards will not be determined until the applicable performance periods are completed.
(4)	For all of these stock awards the vesting date is 2/27/2020.
(5)	For all of these stock awards, the vesting date is 2/15/2021.
(6)	For all of these stock awards, the vesting date is 2/20/2022.
(7)	These units represent the portion of PRSUs granted in 2018 that were banked based on 2018 TSR performance at 103% and 2019 TSR performance at 200%. The numbers represented also include the dividend equivalent rights credited with respect to those banked units. These shares remain subject to time-based vesting based on continued service through 12/31/2020.
(8)	These units represent the portion of PRSUs granted in 2018 that remain subject to an open performance period. While no amount has yet been earned, they are shown here at 200% of target in accordance with SEC rules. If and to the extent earned, these units will be banked and delivered following the culmination of the performance period ended 12/31/2020, subject to continued service through that date (other than for Ms. Utecht). In accordance with the Company’s retirement policy, Ms. Utecht will remain eligible to earn shares under her 2018 PRSU grant following her retirement.
(9)	These units represent the portion of PRSUs granted in 2019 that were banked based on 2019 TSR performance, at 200%. The numbers represented also include the dividend equivalent rights credited with respect to those banked units. These shares remain subject to time-based vesting based on continued service through 12/31/2021.
(10)	These units represent the portion of PRSUs granted in 2019 with a TSR metric, that remain subject to an open performance period. While no amount has yet been earned, they are shown here at 200% of target in accordance with SEC rules. If and to the extent earned, these units will be banked and remain subject to time-based vesting based on continued service through 12/31/2021.
(11)	These units represent the PRSUs granted in 2019 with an operating cash-flow measure that remain subject to an open performance period through 12/31/2021. While no amount has yet been earned, they are shown here at 25% of target (or, “threshold”) in accordance with SEC rules.
(12)	With respect to Mr. Reilly’s award of 1,053 shares, the vesting date is 1/16/2021.
†	Mr. Douglas was promoted to President and CEO-Elect, effective December 18, 2019.
††	Mr. Reilly was promoted to Executive Vice President, General Counsel, Chief Compliance Officer and Secretary effective April 1, 2019, succeeding Andrea Utecht.
†††	Ms. Utecht retired from the Company effective March 31, 2019.

OPTION EXERCISES AND STOCK VESTED TABLE 2019

The data in the “Option Exercises and Stock Vested” table is compiled based on each transaction date and therefore (i) the number of shares subject to option exercises or stock vesting events that occurred before the Distribution were not subject to Distribution-related adjustments, and (ii) the number of shares subject to option exercises or stock vesting events that occurred on or after the Distribution were subject to Distribution-related adjustments. As described in the introduction to the Executive Compensation Tables above, outstanding RSUs and PRSUs that were granted before 2019 were converted, upon the Distribution, into awards denominated in both FMC and Livent stock. The table below therefore reflects both the underlying FMC stock and Livent stock for those awards that vested during 2019.

		Option Awards		Stock Awards
Name (a)	Security (a)	Number of Shares Acquired On Exercise (#) (b)	Value Realized On Exercise ($) (c)	Number of Shares Acquired On Vesting (#) (d)	Value Realized On Vesting ($) (e)
Pierre Brondeau	FMC	642,682	33,389,679	101,723	9,607,874
	Livent			64,852	554,485
Mark Douglas†	FMC	56,296	2,619,088	49,599	4,231,399
	Livent			7,915	67,673
Andrew Sandifer	FMC	9,475	448,168	4,186	379,706
	Livent			1,843	15,758
Michael Reilly††	FMC	9,235	501,534	3,197	289,501
	Livent			1,384	11,833
Andrea Utecht†††	FMC	73,733	3,906,240	5,654	564,382
	Livent			6,287	53,754
†	Mr. Douglas was promoted to President and CEO-Elect, effective December 18, 2019.
††	Mr. Reilly was promoted to Executive Vice President, General Counsel, Chief Compliance Officer and Secretary effective April 1, 2019, succeeding Andrea Utecht.
†††	Ms. Utecht retired from the Company effective March 31, 2019.

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PENSION BENEFITS TABLE 2019

Name (a)	Plan Name (b)	Number of Years Credited Service(1) (#) (c)	Present Value of Accumulated Benefit ($) (d)	Payments During Last Fiscal Year ($) (e)
Pierre Brondeau	Qualified Plan	N/A	N/A	N/A
	Nonqualified Plan	N/A	N/A	N/A
Mark Douglas†	Qualified Plan	N/A	N/A	N/A
	Nonqualified Plan	N/A	N/A	N/A
Andrew Sandifer	Qualified Plan	N/A	N/A	N/A
	Nonqualified Plan	N/A	N/A	N/A
Michael Reilly††	Qualified Plan	17.8333	838,503	0
	Nonqualified Plan	17.8333	1,248,685	0
Andrea Utecht†††	Qualified Plan	17.7500	826,343	48,657
	Nonqualified Plan	17.7500	0	2,282,860
(1)	All credited years of service are the actual years of service under the relevant plan.
†	Mr. Douglas was promoted to President and CEO-Elect, effective December 18, 2019.
††	Mr. Reilly was promoted to Executive Vice President, General Counsel, Chief Compliance Officer and Secretary effective April 1, 2019, succeeding Andrea Utecht.
†††	Ms. Utecht retired from the Company effective March 31, 2019.

Pension Plans

The FMC Salaried and Nonunion Hourly Employees Retirement Plan (the “Qualified Plan”) is a non-contributory defined benefit plan that is intended to meet the requirements of Section 401(a) of the Internal Revenue Code of 1986, as amended (the “IRC”), as a tax-qualified plan. Messrs. Brondeau, Douglas and Sandifer were hired after July 1, 2007 when the Qualified Plan was closed to new employees, and accordingly these NEOs do not participate in the Qualified Plan, but do participate in defined contribution plans of the Company.

Under the Qualified Plan, an employee’s pension benefit is calculated based on credited company service and a final average year earnings (“FAYE”) formula, and the annual benefit payable is subject to a statutory cap of $225,000 for 2019 (“maximum benefit limitation” cap). FAYE is determined using earnings from the highest 60 consecutive months out of the last 120 calendar months that immediately precede the employee’s retirement date. Eligible compensation includes base salary (see Column (c) of the Summary Compensation Table), Annual Incentive pay (see Column (f) of the Summary Compensation Table) and certain other performance payments and is subject to a statutory cap of $280,000 for 2019 (“total earnings” cap). However, stock option gains, other equity awards and long-term performance-based cash are not included in eligible compensation.

Normal retirement age is 65. Benefits at normal retirement are calculated using the formula described below.

The retirement formula is 1.0% of FAYE up to the Social Security covered compensation base plus 1.5% of FAYE in excess of the Social Security covered compensation base times years of credited service (up to 35 years) plus 1.5% of FAYE times years of credited service in excess of 35. The actual benefit amount depends on the form of payment selected by the employee, i.e., individual life annuity, joint and survivor annuity or level income option. All benefits under the Qualified Plan are paid as an annuity. The amounts reflected for the Qualified Plan in the Pension Table are actuarial present values of the single life annuity that would be payable at age 62, which is the earliest age an NEO can retire without a benefit reduction. There is no Social Security offset.

Early retirement is defined as retirement from active service when an employee reaches age 55 with a minimum of ten years credited service. Employees who elect early retirement receive an actuarially reduced pension. This reduction is 4% per year for each year prior to age 62. The maximum reduction is 28% (62-55 x .04) of the age 65 benefit calculation. The IRC limits the annual benefits that may be paid from a tax-qualified retirement plan and the compensation that may be taken into account in calculating those benefits, as noted above.

The Salaried Employees Equivalent Plan (the “Nonqualified Plan”) is a non-contributory retirement restoration plan that restores the benefits earned under the Qualified Plan formula described above.

This plan represents an unfunded liability and all amounts listed in the table above for this plan are unsecured and therefore not guaranteed to be fully paid in the event of the Company’s insolvency or bankruptcy. Messrs. Brondeau, Douglas and Sandifer are participants in defined contribution plans and are not eligible to participate in the Nonqualified Plan, as the plan does not cover employees who are not also covered by the Qualified Plan. These supplemental benefits are calculated using the same formula described above without regard to the IRC limits, less amounts payable under the Qualified Plan. The Nonqualified Plan amounts reflected in the Pension Benefits Table above are paid in a lump sum on the later of attainment of age 55 or six months following the employee’s retirement.

Actuarial assumptions used to determine the present value of the accumulated benefits under the Qualified Plan and Nonqualified Plan as of December 31, 2019 are as follows.

•	Sum of present value of qualified DB benefit accrued through December 31, 2019 plus present value of nonqualified DB benefit accrued through December 31, 2019
•	Present value of qualified plan benefit calculated as amount payable at first unreduced age using December 31, 2019 ASC 715 disclosure assumptions (3.22%, Pri-2012 with generational MP2019 projection) and reflecting discounting of present value back to December 31, 2019 using ASC 715 interest only (3.22%)

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•	Present value of nonqualified plan benefit calculated as amount payable at first unreduced age using December 31, 2019 ASC 715 lump sum assumptions (2.30%, 417e2020) and reflecting discounting of present value back to December 31, 2019 using ASC 715 interest only (2.74%) for Mr. Reilly
•	Present value of future annuity qualified benefit payments for Ms. Utecht, who has terminated employment and commenced her annuity benefit
•	Unreduced benefits are first available at age 62 for Mr. Reilly (assuming continued employment with FMC until that time).

NONQUALIFIED DEFERRED COMPENSATION TABLE 2019

Name (a)	Executive Contributions in Last FY(1) ($) (b)	Registrant Contributions in Last FY(2) ($) (c)		Aggregate Earnings in Last FY ($) (d)	Aggregate Withdrawals/ Distributions ($) (e)	Aggregate Balance at Last FYE(3) ($) (f)
Pierre Brondeau	196,710	328,878	(4)	2,656,011	—	8,465,348
Mark Douglas†	89,220	135,396	(5)	759,271	—	2,291,563
Andrew Sandifer	25,562	51,034	(6)	143,327	—	530,884
Michael Reilly††	12,696	8,854		64,903	—	402,764
Andrea Utecht†††	37,432	18,746		376,200	2,330,424	919

(1)	The amounts listed in this column are reported as compensation in the amounts stated in Column (c), Salary, of the Summary Compensation Table.
(2)	The amounts listed in this column are reported as compensation in the amounts stated in Column (h), All Other Compensation, of the Summary Compensation Table.
(3)	The amounts listed in this column include the following amounts which were reported in the Summary Compensation Table in previous years: for Mr. Brondeau, $3,012,028; for Mr. Douglas, $883,288; for Mr. Sandifer, $56,941; and for Ms. Utecht, $1,064,193, plus earnings on those amounts.
(4)	In addition to the Company’s matching contribution of $146,168, Mr. Brondeau received nonqualified core contributions of 5% of compensation on his eligible earnings in excess of $280,000 in lieu of his participation in the Salaried Employees’ Equivalent Retirement Plan, which participation is not available to employees hired after July 1, 2007. The amount of the 5% contribution was $182,710.
(5)	In addition to the Company’s matching contribution of $60,176, Mr. Douglas received nonqualified core contributions of 5% of compensation on his eligible earnings in excess of $280,000, in lieu of his participation in the Salaried Employees’ Equivalent Retirement Plan, which participation is not available to employees hired after July 1, 2007. The amount of the 5% contribution was $75,220.
(6)	In addition to the employer matching contribution of $17,283, Mr. Sandifer received nonqualified core contributions of 5% of compensation on his eligible earnings in excess of $280,000, in lieu of his participation in the Salaried Employees’ Equivalent Retirement Plan, which participation is not available to employees hired after July 1, 2007. The amount of the 5% contribution was $33,751.
†	Mr. Douglas was promoted to President and CEO-Elect, effective December 18, 2019.
††	Mr. Reilly was promoted to Executive Vice President, General Counsel, Chief Compliance Officer and Secretary effective April 1, 2019, succeeding Andrea Utecht.
†††	Ms. Utecht retired from the Company effective March 31, 2019.

The FMC Nonqualified Savings and Investment Plan (the “Nonqualified Savings Plan”) is a voluntary deferred compensation plan available to certain highly compensated employees, including all of the NEOs. The Nonqualified Savings Plan mirrors the FMC Corporation Savings and Investment Plan (the “Qualified Savings Plan”), which is a tax-qualified savings plan under Section 401(k) of the IRC.

Participants in the Qualified Savings Plan are subject to certain contribution and earnings limits set under Sections 402(g) and 401(a) (17) of the IRC. The Nonqualified Savings Plan is used to facilitate the continuation of contributions beyond the limits allowed under the Qualified Savings Plan. Employees may defer 1% to 50% of their base salaries and up to 100% of their annual incentive compensation. In 2019, the Company’s matching contribution under both plans was 80% of the amount deferred up to a maximum of 5% of eligible earnings, i.e. base salary and annual incentive paid in fiscal year 2019. In addition to the Company’s matching contribution, employees hired after July 1, 2007, who are not eligible to participate in the Qualified and Non-Qualified Plans, are entitled to receive employer core contributions under the Qualified and Non-Qualified Savings Plans of 5% of eligible earnings in the aggregate.

Compensation deferred under the Nonqualified Savings Plan is deemed invested by the participant in his or her choice of more than 20 investment choices offered to all participants. All investments, except for the FMC Stock Fund, are mutual funds, and all investments may be exchanged by the participant at any time. Earnings on investments are market earnings. There are no programs or provisions for guaranteed rates of return. Distributions under the Nonqualified Savings Plan must occur or commence at the earlier of separation of service plus six months or at a designated time elected by the participant at the time of deferral. Distributions may be in lump sum or installments as determined by the participant’s distribution election.

The Nonqualified Savings Plan is subject to certain disclosure and procedural requirements of ERISA, but as a “top hat” plan is not subject to the eligibility, vesting, accrual, funding, fiduciary responsibility and similar requirements of ERISA. This plan represents an unfunded liability and all amounts listed in the table above are unsecured and therefore not guaranteed to be fully paid in the event of the Company’s insolvency or bankruptcy.

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Pay Ratio Disclosure

We disclose here the FMC CEO to median employee pay ratio as calculated in accordance with Item 402(u) of Regulation S-K. Due to the changes in our employee population as a result of the spin-off of Livent on March 1, 2019, we re-examined the total cash compensation for all employees, excluding our CEO, who were employed by FMC on December 31, 2019 in order to identify a new median employee. We included all employees, whether employed on a full-time, part-time, or seasonal basis. We annualized the compensation for any full-time employee who was not employed by FMC for the full year in 2019. For non-U.S. employees, we applied a published currency exchange rate in effect as of December 31, 2019.

We calculated annual total compensation for our median employee using the same methodology we use for our named executive officers as set forth in the 2019 Summary Compensation Table in this proxy statement. To the extent that any portion of the median employee’s compensation was denominated in foreign currency, we applied a published currency exchange rate in effect as of December 31, 2019. Using this methodology, we have estimated that the median of the annual total compensation of our employees, excluding our CEO, was $51,332, and the annual total compensation of our CEO was $11,536,552. Therefore, our 2019 CEO to median employee pay ratio is 225:1.

Potential Payments Upon Termination or Change in Control

In the following section, we discuss the consequences that various termination scenarios and a change in control would have on our NEOs’ compensation. When we reference awards “vesting”, it means that the awards are no longer subject to a risk of forfeiture. In some cases, the cash or shares will be delivered to the NEO promptly after a termination of employment. In other cases, the NEO must wait until he or she would otherwise have received a payout had the NEO’s employment not terminated (and such deferred payouts are referred to as being subject to a “Delayed Delivery”).

Retirement

Under the terms of the Company’s long-term equity incentive award agreements, NEOs are considered retirement eligible at age 65 (“Normal Retirement”) or at age 62, once they have completed at least ten years of service with the Company (“Early Retirement”).

If an NEO terminates employment after achieving Normal Retirement or Early Retirement:

•	All unvested stock options will vest, and remain exercisable for up to five years
•	All unvested restricted stock units will vest, with shares subject to a Delayed Delivery
•	Banked performance-based restricted stock units will vest, with shares subject to a Delayed Delivery
•	Pro rata portion of outstanding performance-based restricted stock units will vest at the end of the applicable performance period based on actual performance results, with shares subject to a Delayed Delivery

However, if an NEO terminates employment, effective after June 30 of the first year of the performance cycle for an outstanding performance-based restricted stock unit award, after the NEO has achieved Normal Retirement or Early Retirement, and has commenced succession planning with our human resources department at least six months prior to the termination (“Approved Retirement”), those units will not be subject to proration. Rather, upon an Approved Retirement, the NEO will continue to earn the units as if he or she had continued to be employed until the end of the full performance period.

Any vesting of the performance-based restricted stock units upon retirement is contingent on the NEO’s execution of a release under the terms of the performance-based restricted stock unit award agreements.

Andrea Utecht

Ms. Utecht was eligible for Normal Retirement prior to her retirement from the Company on March 31, 2019. That retirement met the requirement for an Approved Retirement under the terms of her outstanding PRSU grants. Therefore, all stock options, time-based restricted stock units, and banked performance-based restricted stock units that Ms. Utecht then held were already considered non-forfeitable. As of March 31, 2019, Ms. Utecht held outstanding stock options with respect to 91,794 FMC shares, restricted stock units with respect to 5,802 FMC shares and 5,425 Livent shares, and banked performance units with respect to 3,703 FMC shares and 4,414 Livent shares.

In addition, she retained performance-based restricted stock units which were then subject to open measurement periods, and would vest based on TSR performance as measured following the performance period. On December 31, 2019, 6,849 such FMC units and 6,287 such Livent units vested under the 2017-2019 PRSU award, and 2,508 FMC units and 2,304 Livent units vested under the 2018-2020 PRSU award. As of December 31, 2019, Ms. Utecht retained performance-based restricted stock units subject to open measurement periods under her 2018-2020 PRSU award.

As described in the Annual Cash Incentive section above, Ms. Utecht earned an annual cash incentive payment of $129,309 in respect of 2019, which was paid out to her in March of 2020. She also received a special bonus of $200,000 which was paid out to her upon her retirement, for the successful completion of the Livent spin-off.

In addition, in connection with her retirement, Ms. Utecht was entitled to receive the pension and deferred compensation benefits described above in the section entitled “Pension Plans” and in the table entitled “Nonqualified Deferred Compensation Table 2019”.

Pierre Brondeau

Mr. Brondeau achieved eligibility for Early Retirement on January 1, 2020 upon his attainment of age 62 and ten years of service, and therefore upon a subsequent retirement would be entitled to the benefits described above in the “Retirement” section.

Other NEOs

None of the other NEOs are currently eligible for Early Retirement or Normal Retirement.

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Termination Without Cause

The following disclosure and accompanying table reflect the amount of compensation that would have been payable to each of our NEOs, other than Ms. Utecht, upon a termination by the Company without Cause on December 31, 2019. The amounts shown in the table assume that such event was effective as of December 31, 2019, the last day of our fiscal year, and thus include amounts earned through such time. The amounts are calculated using various assumptions and are therefore only estimates of the amounts that could have become payable to our NEOs. The actual amounts to be paid out can only be determined at the time of an actual termination. In connection with our upcoming CEO transition, the Board will consider whether any changes to Mr. Brondeau’s severance rights are appropriate.

Termination Without Cause (Following a Change in Control)

Each NEO is party to an Executive Severance Agreement which provides that if a change in control (as described below) of the Company occurs and, within two years after that change in control, the employment of an NEO is terminated without cause or an NEO resigns his or her employment because his or her duties, location, salary, compensation or benefits were substantially changed or reduced (each a “Change in Control Termination”), then the NEO would be entitled, contingent on the NEO’s execution of a release in favor of the Company, to the following payments and benefits:

•	36 months of base salary, payable in a lump sum
•	Three times target annual incentive (based on NEO’s highest historical target), payable in a lump sum
•	Prorated bonus for year of termination
•	Outplacement services, with cost capped at 15% of NEO’s base salary
•	Health and welfare benefits continuation for three years
•	For Mr. Reilly, credit for two additional age and service years under the Nonqualified Plan

Under the terms of the Company’s equity incentive award agreements, contingent on the NEOs executing a release, upon a Change in Control Termination:

•	All unvested stock options will vest and remain exercisable for up to three months
•	All unvested restricted stock units will vest, and shares will be delivered promptly thereafter
•	Banked performance-based restricted stock units will vest, and shares will be delivered thereafter
•	Performance-based restricted stock units whose measurement periods are not yet complete will vest as though target level performance was attained for those measurement periods, and shares will be delivered thereafter

In general, the following are considered to be a change in control: (a) a third party’s acquisition of twenty percent or more of the Company’s Common Stock; (b) a change in the majority of the Board of Directors; (c) completing certain reorganization, merger, or consolidation transactions or a sale of all or substantially all of the Company’s assets; or (d) the complete liquidation or dissolution of the Company.

As a general rule, no NEO has an entitlement to benefits upon a change in control that is not followed by a termination.

Termination Without Cause (Other than Following a Change in Control)

The Company maintains Executive Severance Guidelines (“Guidelines”) setting forth payments and benefits to NEOs who are terminated without cause in the normal course. However, no NEO has a contractual entitlement to these benefits and the Compensation Committee has the discretion to enhance or reduce the benefits in any specific case. Nevertheless, we have assumed for illustrative purposes in the tabular disclosure that follows that the NEOs would have received the benefits set forth under the Guidelines upon a termination without cause on December 31, 2019. Any NEO receiving payments or benefits pursuant to the Guidelines must sign a non-solicitation, non-compete and confidentiality agreement as a condition to the payment of any benefit under the Guidelines.

The Guidelines provide:

•	12 months of base salary, payable in a lump sum
•	One time target annual incentive
•	Prorated target bonus for year of termination
•	Transition benefits (outplacement assistance and financial/tax planning)
•	Health benefits continuation for one year

By Letter Agreement dated October 23, 2009, as amended (the “Brondeau Letter Agreement”), if Mr. Brondeau had been terminated without cause in the normal course on December 31, 2019, he would have been entitled to 24 months of base salary, payable in a lump sum, in lieu of the 12 months of base salary and one time target annual incentive set forth in the Guidelines. In addition to health benefits continuation at active employee rates for one year, he would also have received life insurance benefits continuation at active employee rates during that year. These payments and benefits would have been subject to his execution of a release.

Treatment of the NEOs’ equity incentive awards is as follows:

•	Vested options remain exercisable for one year following termination. Unvested options that would have vested within one year following termination become exercisable on regularly scheduled dates, and remain exercisable for one year thereafter
•	Unvested restricted stock units will vest prorata, and shares will be delivered promptly thereafter
•	Banked performance-based restricted stock units will vest, with shares subject to a Delayed Delivery
•	Pro rata portion of outstanding performance-based restricted stock units will vest at the end of the applicable performance period based on actual performance results, with shares subject to a Delayed Delivery

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POTENTIAL PAYMENTS UPON TERMINATION WITHOUT CAUSE

The valuation of equity awards in the below table is based upon our stock price, and as applicable, Livent’s stock price, on December 31, 2019. The ultimate value of any equity awards in the event of a termination will depend upon the stock price, (i) in the case of options, on the date of exercise, and (ii) in the case of restricted stock units and performance-based restricted stock units, on vesting and delivery of the shares.

PIERRE BRONDEAU

Executive Benefits and Payments Upon Termination or Change in Control (a)	Change in Control Termination ($) (b)		Termination Without Cause ($) (c)		Retirement(1) ($) (d)
Base Salary and Annual Incentive	8,157,600	(2)	2,472,000	(3)	N/A
Transition Benefits	185,000	(4)	20,000	(5)	N/A
Restricted Stock Units	4,959,489	(6)	3,104,266	(7)	N/A
Stock Options	10,314,281	(8)	5,915,756	(9)	N/A
Performance-Based Restricted Stock Units	9,037,583	(10)	5,211,823	(11)	N/A
Welfare Benefits	79,755	(12)	26,585	(13)	N/A
TOTAL	32,733,708		16,750,430

MARK DOUGLAS†

Executive Benefits and Payments Upon Termination or Change in Control (a)	Change in Control Termination ($) (b)		Termination Without Cause ($) (c)		Retirement(1) ($) (d)
Base Salary and Annual Incentive	4,131,000	(2)	1,377,000	(3)	N/A
Transition Benefits	115,000	(4)	20,000	(5)	N/A
Restricted Stock Units	1,459,826	(6)	815,853	(7)	N/A
Stock Options	1,898,604	(8)	902,635	(9)	N/A
Performance-Based Restricted Stock Units	1,620,168	(10)	884,704	(11)	N/A
Welfare Benefits	64,547	(12)	16,877	(13)	N/A
TOTAL	9,289,145		4,017,069

ANDREW SANDIFER

Executive Benefits and Payments Upon Termination or Change in Control (a)	Change in Control Termination ($) (b)		Termination Without Cause ($) (c)		Retirement(1) ($) (d)
Base Salary and Annual Incentive	2,626,500	(2)	875,500	(3)	N/A
Transition Benefits	77,000	(4)	20,000	(5)	N/A
Restricted Stock Units	638,735	(6)	297,605	(7)	N/A
Stock Options	792,082	(8)	280,856	(9)	N/A
Performance-Based Restricted Stock Units	764,450	(10)	368,790	(11)	N/A
Welfare Benefits	63,701	(12)	20,351	(13)	N/A
TOTAL	4,962,468		1,863,102

MICHAEL REILLY††

Executive Benefits and Payments Upon Termination or Change in Control (a)	Change in Control Termination ($) (b)		Termination Without Cause ($) (c)		Retirement(1) ($) (d)
Base Salary and Annual Incentive	1,440,000	(2)	720,000	(3)	N/A
Transition Benefits	68,000	(4)	20,000	(5)	N/A
Restricted Stock Units	373,740	(6)	195,656	(7)	N/A
Stock Options	479,873	(8)	210,655	(9)	N/A
Performance-Based Restricted Stock Units	399,606	(10)	201,040	(11)	N/A
Welfare Benefits	44,277	(12)	20,351	(13)	N/A
Pension Enhancement	419,833	(14)	N/A		N/A
TOTAL	3,225,329		1,367,702
(1)	On December 31, 2019, none of the NEOs were considered eligible for Early Retirement or Normal Retirement and therefore there are no potential payments or benefits to report in this column. Mr. Brondeau became eligible for Early Retirement on January 1, 2020.
(2)	The amount shown is equal to three times the sum of base salary plus target annual incentive, calculated by using the highest annualized target available to the NEO during his/her career with the Company, except that for Mr. Reilly the amount is limited to two times base salary and target annual incentive.
(3)	The amount shown is equal to the sum of 12 months of base salary plus target annual incentive, except that for Mr. Brondeau, the amount is equal to 24 months of base salary.

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(4)	The executives are entitled to outplacement services. The outplacement services are capped at 15% of the NEO’s base salary. The actual amounts paid in respect of such services will be determined based upon the outplacement services obtained, if any, by an NEO upon termination. However, the amounts reflected in the table represent the maximum amounts that could be paid by the Company in respect of these services.
(5)	Transition benefits consist of outplacement services up to $20,000.
(6)	All unvested restricted stock units will vest. The amount shown is the market value of all unvested FMC and Livent restricted stock units based on the applicable company stock price on December 31, 2019.
(7)	Unvested restricted stock units will vest prorata, based on the amount of time that the NEO was employed during the vesting period. The amount shown is the market value of these FMC and Livent restricted stock units based on the applicable company stock price on December 31, 2019.
(8)	All unvested stock options will vest. The amount shown is the value of all unvested stock options based on the difference between the exercise price and the FMC stock price at December 31, 2019. Please note, however, that the ultimate value of the foregoing options will depend on the stock price on the date of exercise.
(9)	The NEO has the right to retain stock options that would have vested on their own terms within one year from the date of termination, with the right to exercise such options until twelve months after they vest, as well as the right to exercise vested options until twelve months after termination. The amount shown is the market value of these unvested options based on the difference between the exercise price and the stock price on December 31, 2019. Please note, however, that the ultimate value will depend on the stock price on the date of exercise.
(10)	All PRSUs will vest as follows: those banked units whose measurement periods have ended will vest based on actual performance; those units whose measurement periods are not yet complete will vest as if the target level performance was attained. The amount shown in the table is the market value of such FMC and Livent PRSUs based on the applicable company stock price on December 31, 2019.
(11)	Banked PRSUs will vest. A prorated portion of all PRSUs subject to open performance periods will remain outstanding. The proration is determined based on the time actually worked during the applicable performance period. The payouts of these awards are illustrated above based on actual performance for banked units with completed measurement periods and assuming target levels of performance for those units whose measurement period has not yet been completed. In each case, the amounts actually due will be paid in a lump sum after the end of the normal three-year performance cycle, based on actual TSR performance, or operating cash flow performance, calculated in accordance with the terms of the awards.
(12)	Welfare benefits of health care, life insurance and disability insurance continue for three years, except for Mr. Reilly the benefits continue for two years. The amounts shown are the estimated cost to the Company for such benefits during the period.
(13)	Health care benefits continue for 12 months. Mr. Brondeau’s life insurance benefits also continue for 12 months. The amounts shown are the estimated cost to the Company for such benefits during the period.
(14)	Under the terms of his Executive Severance Agreement with the Company, Mr. Reilly is credited with two additional age and service years under the Nonqualified Plan.
†	Mr. Douglas was promoted to President and CEO-Elect, effective December 18, 2019.
††	Mr. Reilly was promoted to Executive Vice President, General Counsel, Chief Compliance Officer and Secretary effective April 1, 2019, succeeding Andrea Utecht.

In addition to the amounts set forth in the table, upon termination each NEO would be allowed to retain his or her vested options set forth in Column (b) of the Outstanding Equity Awards at Fiscal Year-End Table 2019, subject to the expiration provisions described above. Each NEO would also be paid his or her Annual Incentive for 2019 (see Column (g) of the Summary Compensation Table for the amounts of these awards), and the aggregate benefits accrued by the NEO in the nonqualified defined contribution plan set forth in Column (f) of the Nonqualified Deferred Compensation Table, payable commencing six months after cessation of employment or in accordance with the NEO’s predetermined distribution elections. Mr. Reilly would be entitled to his accumulated benefit under the Nonqualified Plan, payable in a lump sum at the later of six months after cessation of employment or attainment of age 55. The amounts described in this paragraph differ from the present values reflected in Column (d) of the Pension Benefits Table because, under applicable SEC rules, the Pension Benefits Table values are calculated using different interest rates and without regard to early retirement adjustments otherwise applicable under the plan.

Termination Under Certain Other Circumstances

Death or Disability

In the event of termination upon death or disability, an NEO is eligible for benefits in programs available to US salaried employees generally, as well as a supplemental disability benefit (in the event of disability) and a surviving spouse benefit under the nonqualified deferred compensation plan (in the event of death). The supplemental disability benefit is an insured product intended to provide NEOs with additional disability benefits above the benefit level provided under the Company’s group disability plan. The supplemental plan, in conjunction with the Company’s group plan, will yield up to 70% of an NEO’s annual salary with a maximum monthly benefit of $25,000.

Treatment of equity incentive awards is as follows:

•	All unvested stock options will vest, and remain exercisable for up to five years
•	All unvested restricted stock units will vest, and shares will be delivered promptly thereafter
•	Banked performance-based restricted stock units will vest, with shares subject to a Delayed Delivery
•	Pro rata portion of outstanding performance-based restricted stock units will vest at the end of the applicable performance period based on actual performance results, with shares subject to a Delayed Delivery

The market value for each NEO’s unvested restricted stock units and stock option awards as of year-end 2019 is set forth in the relevant section of Column (b) of the table above. A value for each NEO’s performance-based restricted stock unit awards, with the payout for banked units based on actual performance and the payout for unvested units calculated based on an assumed level of performance at target, and prorated to reflect time employed during the applicable performance period, is set forth in the relevant section of Column (c) of the table above.

Termination For Cause

In the event of a termination of an NEO for cause, all outstanding unvested equity awards would be cancelled. All vested stock option awards would expire immediately.

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VII.	OTHER MATTERS

Audit Committee Report

The Audit Committee Report that follows shall not be deemed to be incorporated by reference into any filing made by the Company under the Securities Act of 1933 or the Exchange Act, notwithstanding any general statement contained in any such filing incorporating this proxy statement by reference, except to the extent the Company incorporates such Report by specific reference.

During the past year, the Audit Committee met six times, including telephonic meetings, to discuss quarterly results and other matters. In carrying out its duties, the Committee has:

•	Reviewed and discussed the audited consolidated financial statements with management and KPMG, the company’s independent registered public accounting firm;
•	Discussed with KPMG the matters required to be discussed pursuant to the Public Company Accounting Oversight Board Auditing Standard No. 1301, “Communications with Audit Committees”;
•	Discussed various matters with KPMG related to the Company’s consolidated financial statements, including all critical accounting policies and practices used, all alternative treatments for material items that have been discussed with Company management, and all other material written communications between KPMG and management; and
•	Received the written disclosures and the letter from KPMG as required by The Public Company Accounting Oversight Board, and has confirmed with KPMG its independence.

In reliance upon the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2019.

The preceding report has been furnished by the following members of the Audit Committee:

Eduardo E. Cordeiro, Chairman

G. Peter D’Aloia

Robert C. Pallash

Vincent R. Volpe, Jr.

Householding

We have adopted a procedure approved by the SEC called householding. Under this procedure, we are permitted to deliver a single copy of annual reports, proxy statements (or Notice of Internet Availability, as applicable), prospectuses and other disclosure documents to stockholders sharing the same address who do not participate in electronic delivery of proxy materials and who did not otherwise notify us of their desire to receive multiple copies of our proxy materials. Householding allows us to reduce our printing and postage costs and limits the volume of duplicative information received at your household. A separate proxy card will continue to be mailed for each registered stockholder account who requests a paper copy of the proxy materials.

The Broadridge Householding Election system allows stockholders to decline or modify previous householding elections. Broadridge’s Householding number has changed to 1-866-540-7095. You may also write to Broadridge c/o Householding Department, 51 Mercedes Way, Edgewood, New York 11717.

If you prefer, we will promptly deliver a separate copy of the proxy statement and related materials to you if you request one by writing or calling as follows: Corporate Secretary, FMC Corporation, FMC Tower at Cira Centre South, 2929 Walnut Street, Philadelphia, Pennsylvania 19104, telephone 1-215-299-6000.

Expenses Relating to this Proxy Solicitation

The Company will pay all expenses relating to this proxy solicitation. In addition to this solicitation by mail, Company officers, directors and employees may solicit proxies by telephone or personal call without extra compensation for that activity. The Company also expects to reimburse banks, brokers and other persons for reasonable out-of-pocket expenses in forwarding proxy material to beneficial owners of Common Stock and obtaining the proxies of those owners.

Michael F. Reilly

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FMC CORPORATION
2929 MARKET STREET
PHILADELPHIA, PA 19104
ATTN: MICHAEL F. REILLY

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E89142-P32566

KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DETACH AND RETURN THIS PORTION ONLY

FMC CORPORATION

The Board of Directors recommends that you vote FOR proposals 1, 2 and 3:

1. Election of eleven Directors (nominees 1a.-1k.) to serve for a one-year term expiring in 2021, as set forth in the Proxy Statement.

Nominees:	For	Against	Abstain
1a. Pierre Brondeau	☐	☐	☐
1b. Eduardo E. Cordeiro	☐	☐	☐
1c. Mark Douglas	☐	☐	☐
1d. C. Scott Greer	☐	☐	☐
1e. K'Lynne Johnson	☐	☐	☐
1f. Dirk A. Kempthorne	☐	☐	☐
1g. Paul J. Norris	☐	☐	☐
1h. Margareth Øvrum	☐	☐	☐
1i. Robert C. Pallash	☐	☐	☐
1j. William H. Powell	☐	☐	☐
1k. Vincent R. Volpe, Jr.	☐	☐	☐

	For	Against	Abstain
2. Ratification of the appointment of independent registered public accounting firm.	☐	☐	☐
3. Approval, by non-binding vote, of executive compensation.	☐	☐	☐

NOTE: This proxy delegates discretionary authority with respect to any other business as may properly come before the meeting or any adjournment or postponement thereof.

For address changes and/or comments, please check this box and write them on the back where indicated. ☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

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Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

E89143-P32566

PROXY
FMC CORPORATION
This Proxy is Solicited on Behalf of the Board of Directors

The undersigned hereby appoints Pierre Brondeau, Andrew D. Sandifer and Michael F. Reilly, and each of them, proxy for the undersigned, with full power of substitution, to vote in the manner indicated on the reverse side of this proxy, and with discretionary authority as to any other matters that may properly come before the meeting, all shares of common stock of FMC Corporation which the undersigned is entitled to vote at the Annual Meeting of Stockholders of FMC Corporation to be held at 2:00 P.M., Tuesday, April 28, 2020, on the 24th floor of the FMC Tower at Cira Centre South, 2929 Walnut Street, or any adjournments or postponements thereof.

If shares of FMC Corporation common stock are held for the account of the undersigned under any employee plan that grants to the undersigned the right to direct the voting of such shares (each such plan being referred to as a "Plan"), then the undersigned hereby directs the trustee of each plan to vote all shares of FMC Corporation common stock in the undersigned's account under such plan at the Annual Meeting, or any adjournments or postponements thereof, in the manner indicated on the reverse side of this proxy, and in the discretion of the trustee, as to any other matter that may properly come before the Annual Meeting.

This proxy, when properly executed, will be voted in the manner directed herein by the stockholder. If no direction is made, this proxy will be voted FOR the election of the nominees listed on the reverse side for the Board of Directors and FOR Proposals 2 and 3. If you are entitled to vote shares held under an employee benefit plan and you either do not direct the trustee by April 23, 2020 how to vote these shares, or if you vote on some but not all proposals, the trustee will, in the case of shares held in the FMC Corporation Savings and Investment plan, vote these undirected shares in proportion to the votes received from other participants, and in the case of other plans, vote these shares in the trustee's discretion, except to the extent that the plan or applicable law provides otherwise.

Address Changes/Comments: ____

____

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

NOT VALID UNLESS DATED AND SIGNED ON THE REVERSE SIDE